UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CEDAR FAIR, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

One Cedar Point Drive

Sandusky, Ohio 44870-5259

NOTICE OF ANNUAL MEETING OF LIMITED PARTNER UNITHOLDERS

TO BE HELD ON JUNE 7, 2010

The annual meeting of the limited partner unitholders of Cedar Fair, L.P. will be held on Monday, June 7, 2010 at 9:00 a.m. (Eastern Time) at the Sandusky State Theatre in Sandusky, Ohio. All unitholders of record on April 23, 2010 are invited to attend the meeting. The meeting is called for the following purposes:

1.	To consider and vote upon the election of three Directors of the general partner for a three-year term expiring in 2013.

2.	To confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

3.	To transact such other business as may properly come before the meeting.

Only limited partners that held units as of the close of business on April 23, 2010, are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the meeting. If you plan to attend the annual meeting, please bring the admission ticket that you received with these proxy materials; admission will be by ticket only.

CEDAR FAIR MANAGEMENT, INC.
Richard L. Kinzel Chairman, President and Chief Executive Officer

Sandusky, Ohio

April 30, 2010

Your vote is important and we encourage you to vote promptly, even if you plan to attend the annual meeting. You may vote your units via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. If you attend the meeting, you may revoke the proxy and vote in person on all matters brought before the meeting.

THE ANNUAL MEETING

General

This proxy statement is furnished in connection with the solicitation of proxies from the limited partner unitholders of Cedar Fair, L.P. (the “Partnership”) by the Board of Directors of its general partner, Cedar Fair Management, Inc. (“CFMI” or the “Company”), for use at the annual meeting. We intend to mail a printed copy of this proxy statement and proxy card to our unitholders of record entitled to vote at the annual meeting on or about April  30, 2010.

Time and Place

The annual meeting will be held at the Sandusky State Theatre located at 107 Columbus Avenue in Sandusky, Ohio, on Monday, June 7, 2010, at 9:00 a.m. (Eastern Time). All unitholders of record on April 23, 2010 are invited to attend the meeting and are requested to present their admission ticket, which is enclosed with these proxy materials, to gain admittance to the meeting.

Matters to be Considered

At the annual meeting, the limited partners will be asked to:

•	elect three (3) Directors for a term expiring in 2013;

•	confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

•	vote on any other matters that may be properly raised at the annual meeting.

It is not anticipated that any other matters will be raised at the annual meeting.

Important Notice Regarding Availability of Proxy Materials For the Unitholders Meeting to be held June 7, 2010

The proxy statement and our annual report on Form 10-K are available free of charge at www.cedarfair.com/ir/proxy.

Voting Process

You may vote in person at the annual meeting or through a proxy. However, even if you plan to attend the annual meeting in person, the Board urges you to submit your vote as soon as possible by mail, telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are included on the proxy card. All of the Partnership units represented by proxies properly received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If you own units directly and do not provide voting instructions on your proxy, the units represented by your proxy will be voted in favor of each of the proposals.

If you hold units indirectly in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of units held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. Under the New York Stock Exchange rules, your broker is not permitted to vote your units on the election of a director unless you furnish specific voting instructions. This is a change from the rules in effect in prior years. Your broker is permitted to vote your units on the appointment of our independent registered public accountant, even if you do not furnish voting instructions. If your units are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Any proxy given on the accompanying form or through the Internet or telephone may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed, by submitting a properly executed later-dated proxy to our Corporate Secretary at One Cedar Point Drive, Sandusky, Ohio 44870, before the vote is taken at the annual meeting or attending the annual meeting and voting in person. If your units are voted through your broker or other nominee, you must follow directions received from your broker or other nominee to change your voting instructions.

If you have more questions about the proposals or if you would like additional copies of this document you should call or write:

Morrow & Co., Inc.

470 West Avenue

Stamford, CT 06902

Please call: (203) 658-9400 or

Call toll free at: (800) 662-5200 or (800) 607-0088

Record Date; Voting Right; Quorum; Vote Required

CFMI has fixed the close of business on April 23, 2010, as the record date for unitholders entitled to notice of and to vote at the annual meeting. Only holders of record of units on the record date are entitled to notice of the annual meeting and to vote at the annual meeting. Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.

The presence in person or by proxy of holders of a majority of the units entitled to vote at the annual meeting will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting. If a quorum is present, the nominees for Director who receive the greatest number of votes cast for the election of Directors by the units represented at the annual meeting in person or by proxy and entitled to vote will be elected. The affirmative vote of a majority of the units represented at the annual meeting in person or by proxy is required to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010. Abstentions will be counted for purposes of establishing a quorum at the annual meeting, will be counted as votes cast and will have the effect of a vote against a proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as votes cast.

As of April 23, 2010, there were approximately 55,324,273 units outstanding and entitled to vote at the annual meeting, held by approximately 8,000 holders of record. As of April 16, 2010, the Directors and executive officers of the general partner and their affiliates beneficially owned 2,263,151 units (which includes 298,600 vested options), or approximately 4.1% of the total units outstanding on that date. See “Security Ownership of Certain Beneficial Owners and Management.”

PROPOSAL ONE. ELECTION OF DIRECTORS

The Board of Directors of CFMI is comprised of seven directors. The Directors are divided into three classes: Class I, Class II, and Class III. Class I consists of three Directors, and Classes II and III each consist of two Directors. At this meeting, three Class I Directors are to be elected to serve for three-year terms expiring in 2013 and until their respective successors are duly elected and qualified. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has approved, the nomination of these nominees.

All of the nominees have agreed to stand for election. While the Partnership has no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the annual meeting, in the unlikely event one of them does not stand for election, the Board will reduce the number of Directors standing for election. The nominees who receive the greatest number of votes cast for the election of Directors at the annual meeting by the units present in person or by proxy and entitled to vote will be elected Directors. Set forth below is biographical and other information about the directors and nominees, including information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a Director.

The Board of Directors recommends a vote FOR these nominees.

Nominees for election as Class I Directors to serve until 2013:

Richard S. Ferreira, age 69, is a retired executive vice president, chief financial officer and Board member of Golf Hosts, Inc., an SEC-reporting company that developed and managed nationally recognized resorts in Colorado and Florida. Mr. Ferreira was associated with Golf Hosts, Inc. for more than 27 years. He also has 17 years of experience as a prior board member of several regional banks. Mr. Ferreira is a member of the Compensation Committee and chair of the Audit Committee of CFMI and has been a Director since 1997. Mr. Ferreira’s experience as an executive vice president, chief financial officer and board member of Golf Hosts, Inc. brings important knowledge of the resort and entertainment industry, valuable business and management insights and financial expertise to the Board. Through his thirteen years of service on the Board, Mr. Ferreira has extensive knowledge of the Partnership.

Richard L. Kinzel, age 69, has been president and chief executive officer of the Partnership’s general partner since 1986 and a member of the Board of Directors since 1986, serving as chairman of the Board since 2003. Mr. Kinzel has been employed by the Partnership or its predecessor since 1972. Mr. Kinzel served on the Advisory Board of KeyCorp, a publicly traded company listed on the New York Stock Exchange, from 1989 to 2008. Mr. Kinzel has 38 years of experience with the Partnership, including many leadership roles in various aspects of the business. This experience and Mr. Kinzel’s leadership and management skills provide valuable guidance and operational knowledge to the Board.

C. Thomas Harvie, age 67, is a retired senior vice president, general counsel and secretary of The Goodyear Tire & Rubber Company. Mr. Harvie had been with The Goodyear Tire & Rubber Company since 1995 until his retirement in 2009. Prior to his position at Goodyear, Mr. Harvie was vice president and associate general counsel at TRW Inc., where he had served since 1976. Mr. Harvie is a member of the Nominating and Corporate Governance Committee and the Compensation Committee and has served as a Director since 2008. Mr. Harvie brings extensive legal knowledge and expertise to the Board because of his experience counseling publicly traded global corporations. He also provides guidance on regulatory and compliance matters as well as experience in executive compensation matters.

Class II Directors serving until 2012:

Michael D. Kwiatkowski, age 62, is a real estate agent and has also been a consultant in the food industry since 1996. Prior to that he served as chairman of PCS, which owned and operated a chain of 11 restaurants, from 1986 to 1996. He has more than 30 years of experience in amusement parks and branded restaurant operations. Mr. Kwiatkowski is a member of the Nominating and Corporate Governance Committee and the Audit Committee and chair of the Compensation Committee of CFMI and has been a Director since 2000. Mr. Kwiatknowski is also the lead independent director for the Board. Mr. Kwiatkowski is qualified to serve on the Board of Directors primarily as a result of his experience as a consultant and chairman in the food industry, as well as his past experience within the amusement park industry. Mr. Kwiatkowski’s experience in owning and managing his own companies brings additional financial knowledge to the Audit Committee.

Steven H. Tishman, age 53, has been a managing director at Rothschild, Inc., in New York, New York, since November 2002. He was a managing director of Robertson Stephens from November 1999 to November 2002, prior to which he was a senior managing director of Bear, Stearns & Co., Inc. Mr. Tishman is also a director of Odimo, Inc., and previously was a director of Claire’s Stores, Inc., a publicly traded company. Mr. Tishman has been a Director since 2003. Mr. Tishman’s career as an executive of major financial service firms gives him valuable experience in complex strategic transactions, including financings and mergers and acquisitions. This experience is an important contribution to the knowledge base of the Board and qualifies Mr. Tishman to serve as a Director.

Class III Directors serving until 2011:

Darrel D. Anderson, age 65, is currently involved with the management of private investments. He was a general partner of Knott’s Berry Farm, Orange County, California’s oldest theme amusement park, from 1960 to 1998 and served as chairman of the Knott family board. He is currently a director and chairman of the board of Olive Crest Treatment Centers, the largest provider of residential services for abused children in southern California. He is a member of the Audit Committee of CFMI and has been a Director since 2004. Mr. Anderson’s prior involvement in managing Knott’s Berry Farm, one of our largest parks, as well as his experience serving on boards of directors and audit committees give him the skills and qualifications to serve as a Director.

David L. Paradeau, age 67, is the owner of D.L. Paradeau Marketing, a consulting firm. He is also the past owner and chief executive officer of Minnesota Zephyr Limited and the Stillwater Grill in Stillwater, Minnesota. Mr. Paradeau was the founder and creator of that railroad dining and entertainment attraction, which was established in 1986 and closed in 2008. He has 45 years of experience in marketing and advertising in the brewing industry and in the amusement and entertainment business, including more than nine years in marketing at Valleyfair in Minneapolis, Minnesota. Mr. Paradeau is chair of the Nominating and Corporate Governance Committee of CFMI and has been a Director since 2003. Mr. Paradeau is qualified to serve on the Board of Directors primarily as a result of his expertise in marketing and his experience serving as chief executive officer of a dining and entertainment operation.

Q Funding III, L.P. and Q4 Funding, L.P. (collectively, “Q Funding”), our largest unitholder, has expressed to us its view that two independent directors should be added to our Board. We are in discussions with Q Funding regarding its view and we hope to arrive at a mutually agreeable solution.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board of Directors

The Board met 24 times in 2009. Committees of the Board met from time to time upon call of the Chairman of the Board or individual Committee Chairs. During 2009, each Director attended at least 75% of all of the meetings of the Board and the committees on which he served. All Directors attended last year’s annual meeting. Directors are expected to attend all meetings of the Board, meetings of the Committees on which they serve and the annual meeting.

Executive sessions of non-employee Directors are regularly scheduled and were held nine times during 2009. Executive sessions are attended by non-employee Directors only, and the lead independent director presides at each meeting. In addition, at least one time per year an executive session of all independent, non-employee Directors is scheduled. One such meeting was held in 2009.

The Board has affirmatively determined that current Board members Darrel D. Anderson, Richard S. Ferreira, Michael D. Kwiatkowski, David L. Paradeau, and C. Thomas Harvie meet the independence criteria of the New York Stock Exchange (“NYSE”) listing standards. The Board has determined that Mr. Tishman is not independent because his firm, Rothschild, Inc., has served as an advisor to the Partnership in the past and may do so again in the future. Mr. Kinzel is also not independent because he is an executive officer of the Partnership.

Communication with the Board

Unitholders and interested parties may communicate directly with the Board by sending communications to the attention of Brenda Lakner, One Cedar Point Drive, Sandusky, Ohio 44870-5259. The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly.

CFMI has a toll-free hotline that is available to anyone, including unitholders, who wishes to bring a matter to the attention of the non-employee Directors. The telephone number of the hotline is 800-650-0716. The Audit Committee of the Board of Directors is charged with reviewing information received and taking appropriate action as necessary.

Board Leadership Structure and Risk Oversight

The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Partnership faces, and the Board believes that the most effective leadership structure for the Partnership is for Mr. Kinzel to serve as both Chairman and Chief Executive Officer. The Board believes that this combined role promotes unified leadership and a clear focus for management to execute the Partnership’s strategies and business plans. Mr. Kinzel has served in this capacity since 2003, and his employment agreement states that he will continue to serve as chairman through 2011, assuming he is elected to the Board. In 2009 the Board created the position of “lead independent director,” and Mr. Kwiatkowski currently serves in this capacity. Mr. Kwiatkowski chairs executive sessions of the Board. The Board believes that the Partnership has a strong governance structure in place with sufficient processes to provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management.

The Board administers its risk oversight role through its committee structure and the committees’ reports to the Board. The Board regularly reviews information regarding credit, liquidity and operational risk, and management identifies and prioritizes other material risks. The Audit Committee meets frequently during the year (five times in 2009) and discusses with management and the Partnership’s independent registered public accountant: (1) current business trends affecting the Partnership; (2) major risks facing the Partnership; (3) steps management has taken to monitor and control such risks; and (4) adequacy of internal controls that could significantly affect the Partnership’s financial statements. The Audit Committee also reviews the Partnership’s enterprise risk management process for identification of and response to major risks. The Audit Committee Chairperson provides the Board with regular reports concerning its risk oversight activities. In addition, the Compensation Committee annually assesses the Partnership’s compensation programs to ensure they do not encourage excessive risk taking by employees which could result in a material adverse impact on the Partnership. The Board of Directors is kept abreast of the Compensation Committee’s risk oversight and other activities via regular reports of the Committee Chairperson to the full Board.

Board Committees

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors, as that term is defined in the NYSE listing standards, and each member of the Audit Committee is independent as required under Section 301 of the Sarbanes-Oxley Act of 2002. Each Committee’s charter, the Corporate Governance Guidelines and the Code of Conduct and Ethics are available on the Partnership’s website at www.cedarfair.com and available in print to any unitholder upon request. Each Committee conducts an annual evaluation of its performance, and the Nominating and Corporate Governance Committee annually conducts an evaluation of the Board.

The members of the Board and the committees of the Board on which they serve as of the date of this proxy statement are identified below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Darrel D. Anderson	*
Richard S. Ferreira	**	*
Richard L. Kinzel
Michael D. Kwiatkowski	*	**	*
Steven H. Tishman
David Paradeau			**
C. Thomas Harvie		*	*

*	Member
**	Chair

The Audit Committee is responsible for appointing and meeting with the Partnership’s independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions. The Audit Committee met five times in 2009. The Board has determined that each Committee member is financially literate, and Richard S. Ferreira, the chair of the Committee, is the designated financial expert. The Audit Committee’s report is at page 37 of this proxy statement.

The Compensation Committee is responsible for reviewing the Partnership’s compensation and employee benefit policies and programs, and recommending related actions, as well as executive compensation decisions, to the Board of Directors. The Compensation Committee met one time in 2009. The Compensation Committee Report is at page 34 of this proxy statement. Compensation decisions for the chief executive officer are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the performance of the Partnership. The Committee makes recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based compensation based on discussions with and recommendations of the chief executive officer. On an annual basis, the chief executive officer reviews all of his direct reports, including the other named executive officers, and all of the regional vice presidents and park general managers. See “Compensation Discussion and Analysis – Determining Executive Compensation” for additional detail.

The Nominating and Corporate Governance Committee is responsible for recommending criteria for service as a director, identifying qualified Director nominees to enhance the Board, for recommending the fees paid to the Directors and Board Committee members for services in those capacities, and for playing a leadership role in shaping the governance of CFMI. The Committee considers diversity of experience and background when selecting candidates. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; the highest integrity; extensive knowledge, experience and judgment; loyalty to the interests of the Partnership and its unitholders; and a willingness to devote the extensive time necessary to fulfill a Director’s duties. Although CFMI does not have a formal policy on diversity in the selection of candidates for the Board, the Committee considers diversity in its nominating process, including factors such as education, career and professional experience, independence, skills and personal characteristics, and understanding of and experiences in management, finance and marketing in the Partnership’s industry as well as other industries. The Committee reviews these factors as well as the other qualifications outlined above and strives to create a Board of Directors with a variety of complementary skills and experiences, both personal and professional. The Committee conducts all necessary and appropriate inquiries into the background and qualifications of Board candidates meeting these criteria. In 2009, the Nominating Committee met one time.

Due to Cedar Fair’s limited partnership structure, there is currently no procedure by which unitholders can nominate Directors. This is consistent with the general governance of other limited partnerships.

Compensation Committee Interlocks and Insider Participation

None of our Directors who served on the Compensation Committee during 2009 was a current or former officer or an employee of the Partnership or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between the Partnership’s executive officers or Directors and the board or compensation committee of another entity.

PROPOSAL TWO. APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for 2010 and requests that our unitholders confirm that appointment. Deloitte audited our consolidated financial statements and our internal control over financial reporting for 2009. A representative of Deloitte will be present at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

If our unitholders do not confirm our appointment of Deloitte, the Audit Committee will reconsider whether to retain Deloitte, and may retain that firm or another firm without re-submitting the matter to our unitholders. In all cases, the Audit Committee retains its right to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our unitholders. The affirmative vote of a majority of the units represented in person or by proxy at the annual meeting is required for ratification.

The Board of Directors recommends a vote FOR Proposal Two to confirm the Audit Committee’s appointment of Deloitte  & Touche LLP as our independent registered public accounting firm for 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and objectives, our methods for determining executive compensation, the elements of executive compensation and the reasons that we have elected to pay these particular elements of compensation. Throughout this proxy statement the individuals listed in the summary compensation table on page 15 are referred to as the “named executive officers.”

Summary

Although some of our Partnership-level performance objectives were not achieved in 2009 as a result of the challenging economic and weather conditions, the Compensation Committee recognized that our named executive officers accomplished a number of important objectives that enhanced our 2009 results and dealt with nearer term debt maturity and covenant compliance concerns. For example, over the course of the year our named executive officers and their teams reduced operating expenses by $27 million from the amount that we budgeted for 2009. In addition, management led initiatives that reduced debt by approximately $110 million and addressed our capital structure by negotiating an amendment to our credit agreement to extend $900 million of our term debt. Finally, our data demonstrates that, while our 2009 results were below the record results we achieved in 2008, we still outperformed our competitors in the amusement park industry during 2009 and produced strong operating margins. In recognition of our named executive officers’ achievement of these objectives and their efforts in managing the Partnership through poor market conditions and operating challenges, we provided appropriate bonuses for the 2009 year. We also provided long-term incentive awards designed to retain these individuals through the 2010 season and beyond, and to incentivize these executives for long-term value creation.

Compensation Philosophy and Objectives

Our compensation program is designed to incentivize our key employees to drive superior results, to give key employees a proprietary and vested interest in our growth and performance, and to enhance our ability to attract and retain exceptional managerial talent upon whom, in large measure, our sustained growth, progress and profitability depend. Our compensation structure rewards successful individual performance and considers the operating results of the Partnership as well as the operating results on a park-by-park basis. Our compensation structure is flexible and allows us to respond to changes in our industry and business environment.

The objectives of our compensation program are:

•	To provide compensation that motivates and encourages hard work among employees;

•	To retain those employees with a track record of strong performance;

•	To compete on a national level for qualified individuals that can institute our system of managing amusement parks throughout our 17 locations;

•	To structure competitive compensation packages to recruit those individuals to the Partnership; and

•	To tie compensation to the achievement of long-term value for all stakeholders.

We believe that our compensation levels are effective at retaining and attracting top executives. For example, the five named executive officers have an aggregate of more than 110 years of service with us. Each has held various positions and been elevated within the Partnership. We continually reassess our compensation levels, benefits and incentive opportunities as we consider the best methods to recruit, reward and retain key personnel.

Because we mix different types of compensation, consider various factors in assessing performance and retain, at the Compensation Committee level, discretion in certain compensation matters, we believe that our compensation program does not encourage our executives to take unreasonable risks with respect to our business.

Determining Executive Compensation

The Compensation Committee and the chief executive officer work together to individualize compensation levels and elements for our executive officers. We combine the compensation elements discussed below in a manner that we believe will optimize the executive’s contribution to the Partnership. In general, we work within ranges of base salary commensurate with the executive’s scope of responsibilities and use our cash bonus and phantom unit award programs to challenge the executive to achieve superior annual and long-term results. We do not adhere to a mechanical application of a system of compensation tied solely to annual results, recognizing that there are many factors to consider in assessing an individual’s value to the Partnership.

Although our Board, upon recommendation from the Compensation Committee, makes the final compensation decisions for the named executive officers, the process of determining compensation is a collaborative process between the Compensation Committee and the chief executive officer. From time to time, we have consulted nationally recognized independent consulting firms to review and analyze our compensation program, including the compensation levels, the compensation structure and the mix of long-term and short-term compensation for certain of our named executive officers, as compared to compensation of senior management of comparable companies. Our chief executive officer dedicates time annually to review all of his direct reports, including the other named executive officers, as well as all of the park general managers. He reviews each individual against budget targets, operational targets and individual performance objectives established before the operating season begins and makes recommendations to the Compensation Committee regarding the compensation of each individual. The Committee then makes compensation determinations, exercising its discretion to modify the chief executive officer’s recommendations to higher or lower levels when determined to be appropriate. Decisions regarding the chief executive officer’s compensation are made by the Compensation Committee, together with the Board of Directors, based upon its review of his performance and the Partnership’s performance.

Our annual compensation arrangements are made in early March, prior to the beginning of the operating season. At that time, the Board approves the budget for the current fiscal year and establishes preliminary potential cash bonus percentages and the related performance objectives for the upcoming season. The types of objectives established for each individual vary in accordance with his or her position. The cash bonus percentage is determined at the Compensation Committee’s discretion. The Committee also makes long-term incentive awards, usually in the form of phantom unit awards, that may be subject to performance criteria and vesting requirements discussed below in the “Long-Term Incentive Compensation” section.

The Board reviews compensation matters after the seasonal parks have closed for the season and the financial results for the season are available. The chief executive officer finalizes his evaluations of the other named executive officers, among others, and prepares recommendations with respect to cash bonus and phantom unit awards, as well as salary adjustments for the coming year. The chief executive officer generally presents this report to the Compensation Committee in October and to the Board at the November Board meeting. Based on Partnership performance, park performance and individual performance, the Compensation Committee makes final recommendations with regard to cash bonuses, phantom unit awards and any salary adjustments, subject to Board approval.

We have historically expected the Partnership’s performance to exceed market median, and accordingly have provided a potential compensation package that, if performance objectives are met, will exceed market median. Because a portion of this compensation is dependent on performance results, an executive’s actual total direct compensation could vary considerably if we have a year that exceeds or fails to meet expectations. We believe that this is a fair result and appropriately motivates our executives to achieve peak corporate and park level performance over the long term. Those executive officers with expertise that is specific to our amusement park operations and industry will be compensated at levels that we believe are necessary to maintain that expertise. The range of targeted compensation is position dependent and may reflect how difficult we believe it would be to replace that particular person.

Elements of 2009 Executive Compensation

Compensation Mix

In light of the objectives and philosophy set forth above, we have determined that a mix of the following components of compensation for our named executive officers in 2009 was appropriate:

•	Base salary;

•	Annual bonus;

•	Long-term equity incentive compensation;

•	Retirement benefits; and

•	Perquisites and other welfare benefits.

We balance the total direct compensation for executives among fixed and variable cash compensation, long-term unit awards and perquisites in a manner designed to achieve our overall compensation objectives. In structuring the appropriate compensation mix for each executive, we consider the executive’s existing ownership position in our units, the level of impact that executive has on our performance overall and terms required under an existing employment agreement. For our three most highly compensated executives, fixed compensation (in the form of salary, benefits and perquisites) represented approximately 30-35% of their overall compensation in 2009, and variable compensation in the form of cash bonuses and long-term incentive awards represented 65-70% of their overall compensation. These executives make business decisions that directly impact our financial results and performance, and their compensation awards are weighted therefore more heavily on the variable and long-term compensation component. Mr. Zimmerman and Mr. Bender are responsible for supervising the management at five and six of our parks, respectively, and do not have partnership level decision making responsibility. Their compensation is therefore more evenly weighted between the fixed and variable compensation components, with approximately 50% of their compensation fixed and 50% variable.

Base Salary

We use base salaries to provide a guaranteed amount of compensation commensurate with the executive’s scope of responsibilities, performance, current compensation levels and career with the Partnership. We do not consider the earnings of prior long-term incentive grants or retirement plans when determining base salary compensation, as awards earned in prior years were earned for prior performance and should not be a factor in current compensation. Base salaries may be adjusted on an annual basis. Messrs. Kinzel, Falfas and Crage each have base salaries that are derived from amounts agreed to when we negotiated employment agreements with them in 2007. Based on the factors identified above, the Board, or the Compensation Committee, as the case may be, has typically increased on an annual basis the annual base salary for each of the named executive officers.

All of our named executive officers received merit increases in base salary for 2009 reflecting their dedication and commitment to our success in a difficult business environment and the strong year-over-year performance of the Partnership in 2008 as compared to 2007. Specifically, attendance at our properties, net revenues and adjusted EBITDA all increased year-over-year in 2008 despite the economic difficulties that prevailed in our operating markets. Each named executive officer met or exceeded our expectations and specific objectives related to his position. For 2010, the Compensation Committee increased the base salary for our named executive officers, though the salary increases for 2010 are proportionately lower than we have traditionally provided in the past. Our decision to provide these salary increases was based on the commitment and effort of our executives in facing the continuing business and operational challenges of the Partnership, the scope of each executive’s responsibilities, and the desire to retain these individuals through the 2010 season and beyond.

Mr. Kinzel, our chief executive officer since 1986, had a base salary in 2009 of $1,300,000 that reflected a 4.0% merit increase over his 2008 base salary. Mr. Kinzel’s salary for 2010 is $1,340,000, representing a 3.1% increase from 2009.

Mr. Falfas, our chief operating officer since 2005, had a base salary in 2009 of $645,000 that reflected a 3.2% merit increase over his 2008 base salary. Mr. Falfas’s salary for 2010 is $665,000, representing a 3.1% increase from 2009.

Mr. Crage, our vice president of finance and chief financial officer since 2005, had a base salary in 2009 of $450,000 that reflected a 5.9% merit increase over his 2008 base salary. Mr. Crage’s salary for 2010 is $470,000, representing a 4.4% increase from 2009.

Mr. Zimmerman, one of our regional vice presidents since June 2006, supervises the management of five of our parks. Mr. Zimmerman’s had a 2009 base salary of $310,000 that reflected a 3.3% merit increase over his 2008 bas salary. Mr. Zimmerman’s salary for 2010 is $315,000, representing a 1.6% increase from 2009.

Mr. Bender, one of our regional vice presidents since June 2006, supervises the management of six of our parks. Mr. Bender had a 2009 base salary of $271,500 that reflected a 3.4% merit increase over his 2008 base salary. Mr. Bender’s salary for 2010 is $277,000, representing a 2.0% increase from 2009.

Annual Bonus Program

Our cash bonus awards provide a component of compensation that is contingent on the achievement of annual performance objectives and is designed to reward achievement of short-term financial and operational goals. In March of each year, the Compensation Committee determines performance objectives for each executive. The performance objectives are individualized for each position and individual and may be expressed in multiple measures of performance, including individual, business unit, management unit and Partnership performance, weighted differently as between positions and individuals. For example, corporate vice presidents’ performance objectives relate to various aspects of Partnership performance. Park general managers may have performance objectives related to capital projects or reducing particular expenses at the parks they manage.

At the same meeting at which it determines performance objectives, the Compensation Committee also establishes a percentage of base salary that may be earned as a cash bonus for that year. The 2009 target award opportunities for the named executive officers, reflected as a percentage of base salary, were as follows: Kinzel 100%; Falfas 70%; Crage 65%; Zimmerman 40% and Bender 60%. The Compensation Committee has discretion to decrease or increase the award, but no increase can result in an award in excess of 150% of the award target.

The continuation of poor economic conditions during 2009 affected our business and we faced other non-operational challenges during the year. These factors resulted in our named executive officers receiving annual cash bonuses that were less than their bonus opportunities established for 2009. In considering the level of cash bonuses to be paid for 2009, the Compensation Committee reviewed the various performance objectives that had been established for each individual in March 2009, the extent to which those objectives were satisfied in 2009 for each individual, and if not fully satisfied, the reasons for any shortfall. Although a number of the Partnership and park level performance objectives were not achieved in 2009 as a result of the challenging general economic conditions, the Compensation Committee recognized that the named executive officers were responsible for achieving a number of important objectives during the year. For example, based upon data available to it, the Compensation Committee believes that, even though 2009 results were below the record results of 2008, we outperformed competitors in the amusement park business during 2009. In addition, management was able to reduce operating expenses by $27 million from our 2009 budgeted level and maintain strong operating margins. Finally, management was able to accomplish a number of strategic objectives, including amending our credit facility to extend the maturity date of $900 million of our term debt and selling unused land owned in Canada for approximately $60 million.

In recognition of the commitment and efforts of our named executive officers in managing our operations in the face of continuing poor economic conditions and in addressing strategic non-operational issues that face the Partnership, the Compensation Committee concluded it was appropriate to award cash bonuses for 2009 performance in the amounts and percentages set forth below:

Executive Officer	2009 Cash Bonus	Bonus as Percentage of 2009 Salary
Kinzel	$1,196,000	92%

Falfas	$ 415,380	64%

Crage	$ 269,100	60%

Zimmerman	$ 111,228	36%

Bender	$ 149,868	54%

From December 16, 2009 until April 6, 2010, we were party to a merger agreement with affiliates of Apollo Global Management. Due to restrictions imposed on us by that agreement and the uncertainty related to the proposed merger, the Compensation Committee did not set 2010 target bonus opportunities in March, but expects to do so prior to the beginning of the core operating season.

Long-Term Incentive Compensation

We provide long-term incentive compensation awards to senior management under our 2008 Omnibus Incentive Plan. These long-term incentive awards, together with current salary and cash bonus compensation, should achieve the total direct compensation level determined by the Board. Our 2008 Omnibus Incentive Plan allows us to grant options, units, unit appreciation rights and other types of performance awards. For the past five years we have relied primarily on our phantom unit grants to provide long-term incentives to our executive officers. We believe that phantom unit awards give key employees a proprietary and vested interest in our growth and performance and align key employees’ interests with that of our unitholders, while providing a cost effective means of compensation for us.

We granted phantom unit awards and performance based unit awards in 2009; we did not grant any option awards in 2009. We believe that the vesting schedule for these awards aids us in retaining executives and motivates superior performance over the long term because the awards are forfeited if the executive voluntarily leaves prior to the vesting date. Our strong management team possesses vast operations experience and a deep knowledge of our markets and customers and that knowledge is important to our ability to improve results, particularly as we fine tune our product offerings to appeal to budget-conscious consumers in 2010. We anticipate that these long-term incentive awards will encourage these executives to remain in our employ for the next several years and motivate them to achieve superior results.

Annual Performance-Based Phantom Unit Awards

Performance-based phantom unit awards are intended to provide rewards for the achievement of established performance objectives. In March of each year, the Board approves annual objectives for executives that relate either to park or corporate-level performance or some combination of both. Although the 2008 Omnibus Incentive Plan contains guidelines relative to the percentages that must be achieved and the awards to be granted, the Compensation Committee has the discretion to grant the phantom unit awards as it deems appropriate.

The phantom awards are payable in either units of a cash equivalent, or a combination of both, as determined by the Board, in two equal installments at the third- and fourth-year anniversary dates of the grant, to the extent earned on the basis of the performance achieved during the relevant annual period and as long as the executive is in our employ at those dates. The phantom unit awards accrue additional phantom units on the date of each quarterly distribution paid by us, if any, calculated at the NYSE closing price on that date.

In March 2009, we made the following performance-based phantom unit awards to Messrs. Kinzel, Falfas and Crage: 166,167; 65,333; and 52,778, respectively. The performance objective that was established in order for the executives to receive payment of 90% of these awards was the generation by the Partnership in 2009 of $135.2 million of cash available for distribution to unitholders. Based upon the actual cash available for distribution to unitholders for 2009, Messrs. Kinzel, Falfas and Crage earned performance-based phantom units of 26,667; 10,453; and 8,444, respectively, or approximately 16% of their full awards, in accordance with the provisions of the phantom unit awards. The phantom units earned will be payable in two equal installments in March 2012 and March 2013, assuming the executive remains in our employ at those times.

Due to restrictions imposed on us by our prior agreement with affiliates of Apollo Global Management and uncertainty related to the proposed merger, the Compensation Committee did not approve annual objectives for performance-based phantom units in March, but expects to do so prior to the beginning of the core operating season.

Time-Based Phantom Unit Awards

Time-based phantom unit awards are intended to assist in retaining our executive team in order to accomplish our strategic and long-term objectives. In October 2009, we made time-based phantom unit awards to Messrs. Kinzel, Falfas and Crage. These awards will vest in two equal installments in March 2012 and March 2013, assuming the executive continues in our employ. These awards accrue additional phantom units and are paid out in the same manner as the performance-based phantom units. In 2009, Messrs. Kinzel, Falfas and Crage received the following time-based phantom unit grants: 127,530; 59,798; and 50,506, respectively.

Multi-Year Performance Unit Awards

In 2009 we made multi-year performance unit awards to certain vice presidents and mid-level employees. Each award is made in accordance with the terms of the 2008 Omnibus Incentive Plan, but the terms of each award are specific to each employee. Messrs. Zimmerman and Mr. Bender each received a performance unit award that is based on certain performance objectives from 2009 through 2012. The performance unit awards vest in the third and fourth year after grant, assuming performance objectives are achieved and they have remained in our employ. If all performance objectives are met over the performance period, Mr. Zimmerman will receive a value equal to 16,667 units and Mr. Bender will receive a value equal to 14,556 units, payable in a cash equivalent at the time of payment or units, or a combination of both, as determined by the Compensation Committee.

Change-in-Control Arrangements

We have a change-of-control plan in place for certain executives and key employees, and some of our executives are employed under employment agreements that contain change-in-control provisions. If an executive that would otherwise be covered by the change-of-control plan has change in control provisions in his employment agreement, then the executive does not participate in the change-of-control plan while the employment agreement is in effect, except for specified benefit plans. The executives that would be covered by the change-of-control plan (absent a relevant employment agreement) include the chief executive officer, the chief operating officer, the chief financial officer and the regional vice president. Our Board of Directors also has discretion to add other key executive employees to the plan.

During 2007, we entered into amended and restated employment agreements with Messrs. Kinzel, Falfas, and Crage, each of which provides for certain benefits in change-in-control situations. As such, Messrs. Kinzel, Falfas and Crage would be entitled to the benefits provided for in their respective employment agreements in a change-in-control situation and would not be entitled to benefits under the change-of-control plan. Messrs. Zimmerman and Bender do not currently have employment agreements with us and so they are entitled to benefits under our change-of-control plan in a change-in-control situation. In addition, certain of our incentive plans contain change-in-control provisions. We believe that the change-in-control provisions help ensure that, if a change-in-control situation develops, our management team will act in the best interest of unitholders. The change-of-control plan as well as the other agreements are discussed in more detail under “Potential Payments Upon Termination or Change-in-Control” below.

Retirement Programs

Our named executive officers participate in our tax-qualified Cedar Fair Retirement Savings Plan. This plan, or a similar plan, is available to all of our employees and contains a 401(k) matching program as well as a profit sharing component. The annual amount of the profit sharing contribution is determined at our sole discretion. Our contributions to this plan for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table below. In addition, Messrs. Kinzel and Falfas participate in our Amended and Restated Supplemental Retirement Program described on page 22. Additional contributions to this plan were discontinued on May 2004, and we do not intend to have any other executive officers participate in this plan. In February 2008, we adopted the 2008 Supplemental Retirement Plan to provide retirement benefits to a broader group of executives, which is described on page 23. Messrs. Falfas and Crage participate in the plan. Messrs. Falfas’s and Crage’s accounts were credited with $100,000 for the 2009 and 2010 plan years respectively.

Perquisites

We provide perquisites to our named executive officers that we believe are reasonable, competitive and consistent with our overall compensation philosophy. We believe that these benefits generally allow our executives to work more efficiently and represent a small percentage of overall compensation. We provide the following perquisites to our named executive officers: automobile and gas allowance, discount on Partnership products and limited spousal travel expenses. Mr. Kinzel also receives an annual physical exam and the premium payment on a life insurance policy and dues for one club membership. The incremental costs of the perquisites provided to the named executive officers are contained in the “All Other Compensation” column of the Summary Compensation Table below.

SUMMARY COMPENSATION TABLE FOR 2009

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2009. The table also summarizes, for each of our named executive officers the total compensation paid to or earned by the officer for the fiscal year ended December 31, 2008 and 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Name and Principal Position	Year	Salary	Bonus (1)	Unit Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4) (5)		Total
Richard L. Kinzel	2009	$1,300,000	$1,196,000	$1,500,000	$-	$-	$58,126	$44,059	(6)	$4,098,185
Chairman, President and	2008	$1,250,000	$1,275,000	$1,500,000	$-	$-	$87,306	$47,558	(6)	$4,159,864
Chief Executive Officer	2007	$1,200,000	$1,188,000	$1,222,000	$-	$-	$128,664	$50,222	(6)	$3,788,886
Jacob T. Falfas	2009	$645,000	$415,380	$675,001	$-	$-	$97,635	$38,487		$1,871,503
Chief Operating Officer	2008	$625,000	$446,250	$588,000	$-	$-	$90,157	$36,867		$1,786,274
	2007	$600,000	$415,800	$580,200	$-	$-	$3,944	$37,770		$1,637,714
Peter J. Crage	2009	$450,000	$269,100	$574,995	$-	$-	$65,556	$20,469		$1,380,120
Corporate Vice President -	2008	$425,000	$281,775	$475,000	$-	$-	$68,316	$24,504		$1,274,595
Finance and Chief Financial Officer	2007	$400,000	$257,400	$455,600	$-	$-	$-	$28,958		$1,141,958
Richard A. Zimmerman	2009	$310,000	$111,228	$150,003	$-	$-	$-	$20,469		$591,700
Regional Vice President	2008	$300,000	$114,800	$150,000	$-	$-	$-	$15,887		$580,687
	2007	$300,000	$105,000	$-	$-	$-	$-	$10,047		$415,047
H. Philip Bender	2009	$271,500	$146,121	$131,004	$-	$-	$-	$32,454		$581,079
Regional Vice President	2008	$262,500	$155,401	$131,000	$-	$-	$-	$25,189		$574,090
	2007	$250,000	$145,500	$-	$-	$-	$-	$29,486		$424,986

(1)

The amounts in column (d) reflect the cash awards to the named individuals under the 2008 Omnibus Plan (for 2009) or the Amended and Restated 2000 Senior Executive Management Incentive Plan (for 2008 and 2007).

(2)

The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of phantom unit awards granted during the fiscal year ended December 31, 2009, 2008 or 2007, as applicable, pursuant to the 2008 Omnibus Plan or the Amended and Restated Senior Management Long-Term Incentive Compensation Plan, as applicable. The amounts in column (e) also reflect, for Messrs. Zimmerman and Bender, the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of performance awards granted during the fiscal years ended December 31, 2009 and 2008 pursuant to the 2008 Omnibus Incentive Plan based on the maximum potential payout under the established performance targets. Assumptions used in the calculation of these amounts are discussed in Note 6 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2009, included in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2010.

(3)

The amounts in column (h) reflect the aggregate positive change in actuarial present value of the officer’s accumulated benefits from the prior year under the Amended and Restated Supplemental Retirement Program and/or the 2008 Supplemental Retirement Plan which are discussed on page 14 under the heading “Retirement Programs.”

(4)

The amounts shown in column (i) reflect, for each named executive officer, 401(k) matching contributions of 3% of pay and profit sharing contributions of 4% of pay up to the respective limitations imposed under the rules of the Internal Revenue Service. The 2009 profit sharing contributions for each named executive officer were approximately $13,119. The 2009 amounts shown in column (i) also reflect the aggregate value of the following types of perquisites (if such perquisites were received by the named executive officer), for each named executive officer for whom the total value of all perquisites for a given year was at least $10,000: automobile and gas allowance; club dues; discounts on Partnership products and services; and limited spousal travel expenses. For additional discussion of contributions that we make for our named executive officers under our Retirement Savings Plan and of perquisites we provide our named executive officers, see “Compensation Discussion & Analysis – Elements of 2009 Executive Compensation – Retirement Programs” and “Compensation Discussion & Analysis – Elements of 2009 Executive Compensation – Perquisites.”

(5)

The value attributable to the personal use of company-provided automobiles (calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of named executive officers who receive such benefits. Each such named executive officer is responsible for paying income tax on such amount.

(6)

In addition to the items noted in footnote (4) above, the amount in column (i) reflects the value attributable to life insurance premiums and an annual physical provided to Mr. Kinzel pursuant to his employment contract more fully described under the heading “Employment Agreements.”

GRANTS OF PLAN BASED AWARDS TABLE FOR 2009

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)		(i)		(j)	(k)	(l)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Unit Awards: Number of Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Unit and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Kinzel	03/20/09	$-	$-	$-	-	150,000	(1)	250,001	(2)	-		-	$-	$240,003
	10/29/09	$-	$-	$-	-	-		-		127,530	(3)	-	$-	$1,249,794
Falfas	03/20/09	$-	$-	$-	-	58,800	(1)	98,000	(2)	-		-	$-	$94,077
	10/29/09	$-	$-	$-	-	-		-		58,798	(3)	-	$-	$576,220
Crage	03/20/09	$-	$-	$-	-	47,500	(1)	79,167	(2)	-		-	$-	$75,996
	10/29/09	$-	$-	$-	-	-		-		50,506	(3)	-	$-	$494,959
Zimmerman	03/20/09	$-	$-	$-	-	16,667	(4)	16,667	(4)	-		-	$-	$150,003
	10/29/09	$-	$-	$-	-	-		-		-		-	$-	$-
Bender	03/20/09	$-	$-	$-	-	14,556	(4)	14,556	(4)	-		-	$-	$131,004
	10/29/09	$-	$-	$-	-	-		-		-		-	$-	$-

(1)

Amounts reflect performance-based phantom units granted under the 2008 Omnibus Incentive Plan and equal 90% of the base number of phantom units awarded in accordance with the Omnibus Plan. Based upon the level of achievement of the performance objectives related to these awards, Messrs. Kinzel, Falfas and Crage earned 22,667; 10,453 and 8,444 phantom units, respectively, or approximately 16% of their full awards. These awards will be payable in cash equivalent or units, or a combination of both, as determined by the Compensation Committee, in March 2012 and March 2013.

(2)	Amounts equal 150% of the base number of phantom units awarded in accordance with the 2008 Omnibus Plan.

(3)

Amounts reflect time-based phantom units granted under the 2008 Omnibus Incentive Plan. These awards will be payable in cash equivalent or units, or a combination of both, as determined by the Compensation Committee, in March 2012 and March 2013.

(4)	Amount reflects a multi-year performance unit award granted under the 2008 Omnibus Incentive Plan. There are no thresholds associated with this award.

NARRATIVE TO SUMMARY COMPENSATION AND

GRANTS OF PLAN BASED AWARDS TABLES

Described below is a summary of the terms and conditions of the employment agreements that we have with certain named executive officers as well as the programs under which the compensation reflected in the tables was awarded.

Employment Agreements

On July 20, 2007, we entered into amended and restated employment agreements with Messrs. Kinzel, Falfas, and Crage. These agreements amend and supersede the previous employment agreements between us and the executive officers that were entered into on December 12, 2006. The amended and restated employment agreements were updated to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to include change in control provisions with a related tax gross-up. Due to the change in control provisions in the employment agreements, Messrs. Kinzel, Falfas and Crage do not participate in our change-of-control plan discussed above.

The amended and restated employment agreement with Mr. Kinzel, our chairman, president and chief executive officer, has a term expiring January 2, 2012. Pursuant to the agreement, Mr. Kinzel receives an annual base salary of not less than $1.2 million per year. In addition, he is entitled to participate in our welfare benefit programs and various incentive compensation plans on terms no less favorable than provided to our other senior managers and/or officers. We purchased a $2 million term life insurance policy for Mr. Kinzel that will remain in effect through July 23, 2018, whether or not he is employed by us. Mr. Kinzel will continue in his position as chairman of the Board of Directors until December 30, 2011, provided he is elected to the Board. After that date, Mr. Kinzel will continue as a director of the Board for at least three years, provided he is elected to the Board. The agreement contains non-solicitation and non-competition provisions.

The amended and restated employment agreement with Jacob T. Falfas, our chief operating officer, was automatically renewed on December 1, 2009 in accordance with the terms of the agreement. The agreement will renew automatically for a period of three years commencing December 1, 2012 and on every three-year anniversary thereafter unless either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date. Pursuant to the agreement, Mr. Falfas receives an annual base salary of not less than $600,000 per year. He is entitled to participate in one or more of our incentive compensation and equity incentive plans at a level determined by the Board and in our welfare benefit plans and other benefit programs. The agreement contains non-solicitation and non-competition provisions.

The amended and restated employment agreement with Peter J. Crage, our corporate vice president of finance and chief financial officer, was automatically renewed on December 1, 2008 in accordance with the terms of the agreement. The agreement will renew automatically for a period of two years commencing on December 1, 2010 and on every two-year anniversary thereafter unless either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date. Mr. Crage receives an annual base salary of not less than $400,000 per year. He is entitled to participate in one or more of our incentive compensation plans and equity incentive plans at a level determined by the Board and in our welfare benefit plans and other benefit programs. The agreement contains non-solicitation and non-competition provisions.

For a discussion of the benefits that would be provided by the above described agreements in the event of the executive’s death, retirement, disability, termination or resignation or upon a change in control, see “Potential Payments Upon Termination or Change in Control” in this proxy statement.

Cash Bonus Awards

Cash bonus awards for 2009 reflected in column (d) of the Summary Compensation Table were made pursuant to our 2008 Omnibus Incentive Plan. For additional detail regarding this program and regarding the

2009 bonus awards (including the percentage of 2009 year end salary represented by each executive’s 2009 bonus award and the percentage of the target award opportunity received by each executive for 2009), see “Compensation Discussion & Analysis – Elements of 2009 Executive Compensation – Annual Bonus Program.” Cash bonus awards for 2008 and 2007 were made pursuant to our Amended and Restated 2000 Senior Executive Management Incentive Plan, which we utilized prior to the unitholders’ adoption of the 2008 Omnibus Incentive Plan. Performance measures and target award opportunities for the named executive officers were set in March of the fiscal year in which the bonus was earned. Since the unitholders’ adoption of the 2008 Omnibus Incentive Plan, we prohibited any further grants under the Amended and Restated 2000 Senior Executive Management Incentive Plan, as the 2008 Omnibus Incentive Plan provides for cash incentive awards.

Phantom Unit and Option Awards

In October 2009 and October 2008, we granted time-based phantom unit awards to certain executive officers in accordance with our 2008 Omnibus Incentive Plan under the “other unit award” provisions of that plan. The October 2009 phantom unit awards are reflected in the Grants of Plan-Based Awards Table, and the grant date fair value of these awards is included in the 2009 amount in column (e) of the Summary Compensation Table, where applicable. The grant date fair value of the 2008 time-based phantom unit awards is included in the 2008 amount in column (e) of the Summary Compensation Table where applicable. Payouts with respect to the time-based phantom units are subject to the continued employment of the recipient and the passage of time. The 2009 phantom units vest and will be payable in cash equivalent, units or a combination of both, as will be determined by the Compensation Committee, 50% in March 2012 and 50% in March 2013 for the 2009 awards, and 50% in March 2011 and 50% in March 2012 for the 2008 awards. The phantom units accrue additional phantom units on the date of each quarterly distribution paid by us, if any, calculated at the NYSE closing price on such date. If a participant is terminated or resigns prior to any payment under this award, that unpaid amount is forfeited. In the event of death or disability during employment or retirement after age 62, the awards will be paid in a lump sum cash payment within 90 days of the event, subject to compliance with Section 409A of the Code. In the event of a change in control, all restrictions applicable to the time-based phantom unit awards will lapse and the awards will become fully vested and transferable and will be payable in full.

In March 2009, we granted performance-based phantom unit awards to certain executive officers under our 2008 Omnibus Incentive Plan. The March 2009 phantom unit awards are reflected in the Grants of Plan-Based Awards Table, and the grant date fair value of these awards is included in the 2009 amount in column (e) of the Summary Compensation Table, where applicable. The awards were determined by the Compensation Committee and were based on the achievement of annual performance targets and various factors considered by the Compensation Committee. For additional detail regarding the performance achieved with respect to these awards, see page 12 of the “Compensation Discussion & Analysis.” These awards are payable in cash equivalent or units, or a combination of both, as determined by the Compensation Committee, 50% in March 2012 and 50% in March 2013. The phantom unit awards accrue additional phantom units on the date of each quarterly distribution paid by us, if any, calculated at the NYSE closing price on such date. If a participant is terminated or resigns prior to any payment under this plan, that unpaid amount is forfeited. In the event of death or disability during employment, actual awards for that year, as well as any unpaid awards for prior years, will be paid in a lump sum cash payment within ninety days of the event, subject to compliance with Section 409A of the Code. In the event of retirement after age 62, actual awards for that year will be prorated and paid, together with any unpaid awards for prior years, in a lump sum cash payment within 90 days of the end of the performance period or retirement date, respectively, subject to compliance with Section 409A of the Code. In the event of a change in control, the percentage of base award for that calendar year will be calculated as if 100% of the target level had been achieved and will be paid in a lump sum cash payment within 30 days following the change of control, subject to compliance with Section 409A of the Code.

Prior to the adoption of the 2008 Omnibus Incentive Plan, we utilized the Amended and Restated Senior Management Long-Term Incentive Compensation Plan to award phantom units to members of senior management including the chief executive officer, the general managers and corporate vice presidents who report to the chief executive officer. Phantom unit awards granted in 2007 for which the grant date fair value is reported in column (e) of the Summary Compensation Table were awarded under this plan. The awards were determined by the Compensation Committee annually. The awards were based on the achievement of annual performance targets and various factors considered by the Compensation Committee and are payable in cash or units, or a combination of both, as determined by the Board, in the third and fourth year after grant. The phantom unit awards accrue additional phantom units on the date of each quarterly distribution paid by us, calculated at the NYSE closing price on such date. If a participant is terminated or resigns prior to any payment under this plan, that unpaid amount is forfeited. In the event of death or disability during employment, retirement after age 62 or a change in control, actual awards for that year, as well as any unpaid awards for prior years, will be paid on a lump sum cash payment within 90 days of the event, subject to compliance with Section 409A of the Code. In the event of a change in control, the percentage of base award for that calendar year will be calculated as if 100% of the target level had been achieved.

We also previously utilized the Amended and Restated 2000 Equity Incentive Plan, which allowed us to award options, unit appreciation rights, restricted units, and other types of unit awards, prior to the adoption of the 2008 Omnibus Incentive Plan. Traditionally we granted options under this plan to certain key employees and units to our directors as part of their annual compensation. Options were issued with an exercise price no less than the closing price of the Partnership’s units on the NYSE the day prior to the date of grant. Certain options granted in prior years were variably priced, meaning that the exercise price declines by the value of cash distributions declared on the underlying units. All options under this plan vested ratably over five years and expire ten years from grant. We have not awarded any options since 2003, but have continued to award units to our Directors annually.

Since the unitholders’ adoption of the 2008 Omnibus Incentive Plan, we prohibited any further grants under the Amended and Restated Senior Management Long-Term Incentive Compensation Plan and the Amended and Restated 2000 Equity Incentive Plan. Future phantom unit and option awards, if any, may be granted under the 2008 Omnibus Incentive Plan. The 2008 Omnibus Incentive Plan also permits other types of unit-based awards to be made to eligible employees, such as unit appreciation rights, restricted unit awards, performance awards and other unit awards.

Performance Awards

In March 2009 and August 2008, we made multi-year performance unit awards to certain vice presidents and mid-level employees in accordance with the terms of the 2008 Omnibus Incentive Plan. Messrs. Zimmerman and Bender were the only named executive officers to receive such an award, and the awards they received are based on the attainment of certain performance targets from 2009 through 2011. These awards are reflected in the Grants of Plan-Based Awards Table, and the grant date fair value of these performance awards are reflected in Messrs. Zimmerman’s and Bender’s 2009 and 2008 amounts, reported in Column (e) of the Summary Compensation Table. The amounts in the table reflect the value of the award at the grant date assuming the highest level of performance is achieved. Messrs. Zimmerman’s and Bender’s performance unit awards will vest in the third and fourth year after grant for the 2009 awards and in the fourth and fifth year after grant for the 2008 awards, assuming the performance metrics are achieved and that they remain employed. If all performance metrics are met for the 2009 awards over the three-year period, Messrs. Zimmerman and Bender will receive a value equal to 16,667 units and 14,556 units, respectively, payable in cash equivalent or units, or a combination of both, as determined by the Compensation Committee. If all performance metrics are met for the 2008 awards over the three and a half year period, Messrs. Zimmerman and Bender will receive a value equal to 6,474 units and 5,654 units, respectively, payable in cash equivalent, units, or a combination of both, as determined by the Compensation Committee. If Messrs. Zimmerman or Bender leaves our employment prior to the end of the performance period, their respective performance unit award would be forfeited except in the case of death, disability, or retirement at age 62 or over, in which cases the performance unit award would be prorated and made after the end of the performance period, subject to compliance with Section 409A of the Code. In the event of a change of control, the performance unit awards will be deemed earned and payable in full.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2009

	Option Awards						Unit Awards
(a)	(b)	(c)	(d)	(e)		(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Units That Have Not Vested (1)		Market Value of Units That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested
Kinzel	90,000	-	-	$20.60		03/07/11	-		-	-		-
	150,000	-	-	$24.14		03/07/12	-		-	-		-
	-	-	-	-		-	29,184	(4)	$332,989	-		-
	-	-	-	-		-	53,790	(5)	$613,744	-		-
	-	-	-	-		-	104,889	(6)	$1,196,783	-		-
	-	-	-	-		-	160,952	(7)	$1,836,462	-		-

Falfas	15,000	-	-	$24.14		03/07/12	-		-	-		-
	-	-	-	-		-	11,674	(4)	$133,200	-		-
	-	-	-	-		-	25,539	(5)	$291,400	-		-
	-	-	-	-		-	41,116	(6)	$469,134	-		-
	-	-	-	-		-	72,285	(7)	$824,772	-		-

Crage	-	-	-	-		-	8,269	(4)	$94,349	-		-
	-	-	-	-		-	20,054	(5)	$228,816	-		-
	-	-	-	-		-	33,215	(6)	$378,983	-		-
	-	-	-	-		-	61,532	(7)	$702,080	-		-

Zimmerman	-	-	-	-		-	-		-	-		-
	-	-	-	-		-	-		-	23,141	(8)	$264,039

Bender	16,000	-	-	$3.36	(3)	03/02/10	-		-	-		-
	1,000	-	-	$20.60		03/07/11	-		-	-		-
	10,000	-	-	$20.60		03/07/11	-		-	-		-
	10,000	-	-	$24.14		03/07/12	-		-	-		-
	-	-	-	-		-	-		-	20,210	(8)	$230,596

(1)	The amounts include additional units that are credited as a result of the reinvestment of distribution equivalents.

(2)	The market values in this column were calculated by multiplying the closing price of our units as of December 31, 2009 as reported on the NYSE by the number of unvested units.

(3)	These variable priced options were granted in 2000 to Mr. Bender as part of a restructuring of the Partnership’s executive compensation system and its structure for paying fees to its general partner.

(4)	These phantom units vest and will be payable either in cash equivalent, units or a combination of both, in March 2010.

(5)	These phantom units vest and will be payable either in cash equivalent, units or a combination of both, 50% in March 2010 and 50% in March 2011.

(6)	These phantom units vest and will be payable either in cash equivalent, units or a combination of both, 50% in March 2011 and 50% in March 2012.

(7)

Amounts include performance-based phantom units awarded in 2009 and time-based phantom units awarded in 2009, both of which vest and will be payable either in cash equivalent, units or a combination of both, 50% in March 2012 and 50% in March 2013.

(8)

Amounts include performance units awarded in 2008 pursuant to the 2008 Omnibus Incentive Plan that are contingent upon the level of attainment of certain performance targets from June 2008 through 2011 and performance units awarded in 2009 pursuant to the 2008 Omnibus Incentive Plan that are contingent upon the level of attainment of certain performance targets from 2009 through 2011. Messrs. Zimmerman and Bender were awarded 6,474 and 5,654 performance units, respectively, in 2008 and 16,667 and 14,556 performance units, respectively, in 2009. The determination of whether and to what extent these performance unit awards are achieved will be made by the Compensation Committee. The amounts set forth in Columns (i) and (j) assume that the maximum number of units are awarded. Market value reported in Column (j) was calculated by multiplying the closing market price of our units as of December 31, 2009 by the maximum number of units that may be awarded set forth in Column (i). The actual number of units awarded vest and will be payable either in cash equivalent, units, or a combination of both 50% in March 2012 and 50% in March 2013.

OPTION EXERCISES AND UNITS VESTED IN 2009

	Option Awards		Unit Awards (1)
(a)	(b)	(c)	(d)	(e)

Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
Kinzel	-	$-	55,838	$457,313

Falfas	-	$-	14,476	$118,559

Crage	-	$-	11,327	$92,769

Zimmerman	-	$-	-	$-

Bender	-	$-	1,121	$9,180

(1)

Reflects the vesting and related value of phantom unit grants made in 2005 and 2006 pursuant to the Amended and Restated Senior Management Long-Term Incentive Compensation Plan, including additional units credited as a result of reinvestment of distribution equivalents.

(2)

The amounts in column (d) reflect the total number of phantom units that vested for each executive in 2009. Of the total phantom units that vested in 2009, each of Messrs. Kinzel, Falfas, Crage, and Bender received 60% of the value in units and 40% of the value in cash to cover tax obligations. As such, Messrs. Kinzel, Falfas, Crage, and Bender received 33,503 units, 8,686 units, 6,796 units and 673 units, respectively, in connection with the vesting of their phantom units. Mr. Zimmerman had no phantom units vest in 2009.

(3)

The amount listed for each individual represents the total value of the phantom units that vested in 2009, including the dollar value of the units received and cash received. Of the total value of the phantom units that vested in 2009, the executives received the following values in units and cash, respectively: Mr. Kinzel received 33,503 units having a value of $274,390 and $182,923 in cash; Mr. Falfas received 8,686 units having a value of $71,138 and $47,421 in cash; Mr. Crage received 6,796 units having a value of $55,659 and $37,110 in cash and Mr. Bender received 673 units having a value of $5,512 and $9,180 in cash. Mr. Zimmerman had no phantom units vest in 2009.

PENSION BENEFITS FOR 2009

The amounts indicated in the table below represent the December 31, 2009 present value of accumulated benefits payable to each of the named executive officers under the Amended and Restated Supplemental Retirement Program and the 2008 Supplemental Retirement Plan, as applicable. Mr. Kinzel has reached retirement age under the Amended and Restated Supplemental Retirement Program and has more than 20 years of service. Therefore, if Mr. Kinzel were to retire, he would be entitled to receive the amount indicated below. Because Mr. Falfas and Mr. Crage are not vested under either of the supplemental retirement programs yet, we have indicated the present value of their accumulated benefits determined using interest rate assumptions consistent with those used in our financial statements.

(a)	(b)	(c)	(d)	(e)

Name	Plan Name	Number of Years Cedited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Kinzel	Amended and Restated Supplemental Retirement Program	37	$1,824,984	-

Falfas	Amended and Restated Supplemental Retirement Program	34	$18,310	-
	2008 Supplemental Retirement Plan	34	$187,716	-

Crage	2008 Supplemental Retirement Plan	7	$133,872	-

Zimmerman	-	-	-	-

Bender	-	-	-	-

Amended and Restated Supplemental Retirement Program

Our Amended and Restated Supplemental Retirement Program provides retirement benefits to its participants, Messrs. Kinzel and Falfas. Participants have the right to receive cash payments from us upon retirement at age 62 or over, with a minimum of 20 years’ service to us. Amounts were allocated in prior years to participants from the general partner fees as approved by the Compensation Committee. No allocations have been made since May 2004. Each account accrues interest at the prime rate as established from time to time by our bank. Participants who leave our employ prior to age 62 or before achieving 20 years of service forfeit the amount in their account. In the event of death, disability or retirement at age 62 or over with 20 years of service, all amounts accrued will vest and become payable. In the event of a change in control, all amounts accrued will vest and fund a trust for the benefit of the participant when the participant reaches age 62, dies or becomes disabled. The accrued balance may be distributed in a lump sum or in a number of future payments over a period not to exceed 10 years. The Amended and Restated Supplemental Retirement Program is not presently open to additional participants, but the 2008 Supplemental Retirement Plan, a description of which follows, is open to additional participants.

2008 Supplemental Retirement Plan

The 2008 Supplemental Retirement Plan (the “2008 SERP”) provides nonqualified retirement benefits to its participants, who are selected by the Compensation Committee or other committee designated to administer the plan. Plan participants are selected prior to the beginning of a plan year except for 2008, for which year Messrs. Falfas and Crage were selected as participants within 30 days of the effective date of the plan. Messrs. Falfas and Crage also have been designated as participants in the 2008 SERP for the 2010 plan year. Accounts were credited for the 2009 plan year and have been credited for the 2010 plan year as described on page 14 of the Compensation Discussion and Analysis. Amounts to be credited to participants’ accounts are to be made on the basis of base salary except that the amounts credited to accounts during 2008 were prorated as provided in the 2008 SERP. No participant account may be credited more than $100,000 in any plan year, and no more than $250,000 may be credited in the aggregate to all participant accounts in any plan year. The maximum amount that may be credited to all participant accounts during the 2008-2025 time period is $3,350,000. Interest accrues on participants’ accounts at the prime rate of our bank, as adjusted each December, and interest accruals will not count towards the preceding limitations on amounts that may be credited under the plan.

Participants who incur a separation from service at age 62 or over before having 20 years of service or who otherwise incur a separation from service, other than as a result of death or disability, forfeit their entire account. In the event of death, disability or separation of service at age 62 or over with at least 20 years of service, all amounts accrued to a participant’s account will vest and become payable. In the event of a change in control, all amounts accrued will vest and fund a trust for the benefit of the participant once the participant retires at age 62 or over, dies or becomes disabled. The plan generally provides for the distribution of the accrued balance as a lump sum amount and specifies the time for distribution. Participants may elect to receive the lump sum at a different time or to receive the accrued balance in a number of future payments over a specified period if certain conditions are satisfied. In general, the delay elected by a participant may not exceed 10 years or 5 years depending on when the distribution election is made. Distribution elections by participants who also participate in our Amended and Restated Supplemental Retirement Program and whose accounts under that other plan include credits other than earnings credits allocated after December 31, 2004 must be the same as the elections under the other plan for each distribution event.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We maintain employment agreements or change in control agreements with all of our named executive officers, and some of the named executive officers also participate in our long-term incentive plans and our supplemental retirement plans. The following summaries describe and quantify the payments that each named executive officer would receive if his employment with us were terminated or if we had a change in control. In all cases, the timing and amount of payments will comply with the requirements of Section 409A of the Code. The summaries assume that the termination or change in control occurred on December 31, 2009 and the relevant unit price is the closing market price of our units on the NYSE on December 31, 2009, which was $11.41.

Payments Pursuant to Employment Agreements with Certain Executive Officers (other than in connection with a Change in Control)

The following information summarizes payments that our named executive officers will receive in the event of termination with or without cause, death, disability and retirement. For information regarding payments in the event of a change in control, see “Payments Upon a Change in Control” below. For additional information regarding payments in the event of death, disability or retirement, see “Payments Upon Death, Disability or Retirement” below.

Richard L. Kinzel

We have an employment agreement with Mr. Kinzel, our chairman, president and chief executive officer. If we terminate Mr. Kinzel’s employment for cause, we will not be obligated to make any payment to him other than salary and incentive compensation earned but not yet paid as of the termination date in accordance with the terms of each incentive plan. As defined in his employment agreement, “cause” means (a) conviction of a felony or crime of moral turpitude, (b) failure to perform duties that results in material injury or damage to us, (c) failure to comply with the confidentiality and noncompetition provisions of the agreement, (d) theft, embezzlement or fraud, (e) gross negligence or misconduct relating to our affairs or (f) violation of our policies and procedures related to discrimination or harassment. Mr. Kinzel cannot be terminated for cause if he reasonably and in good faith believed his actions were in our best interests or if he met the standard of conduct for indemnification or reimbursement under our governing documents or the laws of the State of Ohio.

If we terminate Mr. Kinzel’s employment other than for cause, Mr. Kinzel will receive a lump-sum payment within 20 business days of termination (or such period of time as may be required by Section 409A of the Code) that consists of (a) his annual base salary earned but unpaid through the date of termination and (b) an amount equal to the present value, using a reasonable interest rate, of his annual base salary on the date of termination and incentive compensation that he would have received had he remained employed for the term of the agreement. The incentive compensation amount will be determined by computing the average incentive compensation that Mr. Kinzel received under the incentive plans during the three years preceding the termination multiplied by the number of years remaining on the employment agreement. In addition, all of Mr. Kinzel’s outstanding equity awards, including options and restricted unit awards, will vest and become payable in accordance with the terms of the respective plan and Section 409A. Mr. Kinzel’s options will be exercisable until the earlier of the expiration of the option or March 1, 2012. Mr. Kinzel and his spouse will receive lifetime health coverage benefits that, when combined with Medicare, will be substantially similar to the coverage provided to our employees, and any expense for Medicare coverage will be reimbursed by us. We will also maintain the $2 million life insurance policy on Mr. Kinzel’s life for the benefit of his designee through July 23, 2018, and Mr. Kinzel will be eligible to participate in our fringe benefit plans and programs on terms no less favorable than provided to our other senior managers and officers through January 2, 2012.

If Mr. Kinzel suffers from a disability, he will receive the same benefits as if he were terminated other than for cause, except that his salary or incentive compensation benefits will be reduced by any payments received by him from any short- or long-term disability plan maintained by us. A disability is defined as a physical or mental illness that renders Mr. Kinzel unable to perform his duties on a full-time basis for a period of six consecutive months as confirmed by a physician selected by us.

If Mr. Kinzel dies during the term of the agreement, Mr. Kinzel’s estate will receive all of his compensation earned but not yet paid within 90 days of his death. In addition, all of Mr. Kinzel’s outstanding equity awards, including options and restricted unit awards, will vest, and his options will be exercisable until the earlier of the expiration of the option or March 1, 2012. Mr. Kinzel’s spouse will receive lifetime health care coverage, including a supplement to Medicare and reimbursement of any expense for Medicare coverage, so that her complete health care coverage is substantially similar to coverage provided to our active employees.

If Mr. Kinzel retires, he and his spouse will receive lifetime health coverage benefits that, when combined with Medicare, will be substantially similar to the coverage provided to our employees, and any expense for Medicare coverage will be reimbursed by us. In addition, all of Mr. Kinzel’s outstanding equity awards will vest, and his options will be exercisable until the earlier of the expiration date of the award or 10 years from the date of retirement. All other equity awards will be paid in accordance with the terms of the respective plan and Section 409A of the Code.

During the longer of the period during which Mr. Kinzel is receiving benefits and 24 months following the date of termination, he will be subject to a non-compete and a non-solicitation provision. In addition, if Mr. Kinzel is terminated other than for cause, then in order to receive those payments and benefits, Mr. Kinzel must provide a mutually acceptable separation agreement and release.

Jacob T. Falfas, and Peter J. Crage

Each of Messrs. Falfas and Crage are entitled to certain payments if we terminate their employment other than for cause. As defined in their employment agreements, “cause” means (a) conviction of a felony, (b) failure to perform duties that results in significant injury or damage to us, (c) failure to comply with the confidentiality and noncompetition provisions of the employment agreement, (d) fraud, (e) gross negligence or misconduct relating to our affairs, (f) violation of our policies and procedures related to discrimination or harassment or (g) dishonesty or significant impropriety resulting or intending to result in personal gain to the executive officer at our expense, monetary or otherwise. If the executive officer is terminated for cause, he will receive a lump sum payment on the 20th business day following termination of his base salary earned but not yet paid as of the date of termination.

If terminated other than for cause, then upon providing a separation and release agreement to us, each executive will receive his base salary for the longer of one year or the remaining term of the agreement paid in accordance with our payroll practices. Each will also be entitled to receive medical and dental insurance during the period of time that he receives salary payments.

If the executive officer suffers from a disability, defined as a physical or mental illness that renders him incapable of performing his duties on a full-time basis for six consecutive months, the executive officer will receive the same benefits as if he were terminated other than for cause, except that any salary or incentive compensation benefits will be reduced by any payments received from any short or long term disability plan maintained by us. If the executive officer dies during the term of his employment agreement, his estate will receive any earned but unpaid compensation and benefits within 90 days of the date of death. We will continue health care coverage for his immediate family for the shorter of 24 months following death or the remainder of the term of the agreement.

Upon termination, Messrs. Falfas and Crage will be subject to 12-month noncompetition and non-solicitation provisions contained in their employment agreements.

Payments upon Death, Disability or Retirement under our Incentive and Supplemental Retirement Plans

If any named executive officer dies, becomes disabled or retires at age 62 or over while employed by us, any unvested phantom unit awards under our Amended and Restated Senior Management Long-Term Incentive Compensation Plan and the unvested phantom units awarded in October 2008 under our 2008 Omnibus Incentive Plan will be paid in full in a lump sum cash payment within 90 days of the event (or such period of time as required by Section 409A of the Code). In addition, any unvested options held by the executive will vest and become exercisable immediately. All amounts accrued under our Amended and Restated Supplemental Retirement Program or our 2008 SERP will also become fully vested and payable upon an executive’s death, disability, or retirement at age 62 or over with at least 20 years of service. Any cash incentive awards outstanding at the time of death or retirement will be paid on a prorated basis. If Messrs. Zimmerman or Bender dies or becomes disabled while employed by us or retires at age 62 or over from employment with us during the performance period, his performance unit award under the 2008 Omnibus Incentive Plan will be prorated and paid after the end of the performance period. Messrs. Kinzel, Falfas, and Crage also will receive any payments in these situations as described above under “Payments Pursuant to Employment Agreements with Certain Executive Officers.”

Payments upon a Change in Control under Employment Agreements and Change-of-Control Plan

In the event of a change in control, Messrs. Kinzel, Falfas, and Crage will receive benefits and payments in accordance with the terms of their employment agreements or by our Amended and Restated Executive Change of Control Plan in the case of certain specified benefit plans. Messrs. Zimmerman and Bender will receive benefits and payments in accordance with our Amended and Restated Executive Change of Control Plan, which covers designated officers who do not otherwise have change-in-control provisions in employment agreements or otherwise. Our incentive plans, our Amended and Restated Supplemental Retirement Plan, and our 2008 SERP also contain change-in-control provisions. As discussed above, we amended and restated our plans, supplemental retirement program and employment agreements in 2007 to comply with Section 409A of the Code and to create consistency among the plans and agreements. For example, as amended and restated in 2007, and as provided in connection with adopting our 2008 SERP, our plans and agreements contain the same definitions for “change in control,” “cash compensation,” and other important terms, so that if a change in control occurs under one plan or agreement, it will trigger payment under the other plans and agreements as well.

All of our employment agreements, our Amended and Restated Executive Change of Control Plan and our supplemental retirement plans contain a double trigger change in control provision, which means that two events must occur for a participant to receive payments under the change in control provision. First, a change in control must occur. Each of our incentive plans and employment agreements uses the “change in control” definition provided by Section 409A of the Code. “Change-in-control” events include:

•

a change in ownership of the Partnership which generally would occur when a person or group acquires units representing more than 50 percent of the total fair market value or total voting power of the Partnership;

•

a change in the effective control of the Partnership, which could occur even if a change in ownership has not occurred, and would occur if either (i) a person or group acquires units, all at once or over a period of 12 months, representing 30 percent or more of the total voting power of the Partnership, or (ii) a majority of our directors will have been replaced during a 12-month period by directors not endorsed by a majority of the board before the date of appointment or election; or

•

a change in ownership of a substantial portion of the assets of the Partnership, which would occur if a person or group acquires, all at once or over a period of 12 months, assets from us that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of our assets immediately before the acquisition(s), determined without regard to any liabilities associated with such assets.

Section 409A and its rules contain detailed provisions for determining whether a change-in-control event has occurred. The above descriptions of change-in-control events are general summaries only, and we refer you to Section 409A of the Code and its rules for additional detail.

The second trigger under the employment agreements and the Amended and Restated Executive Change of Control Plan is that the executive’s employment must be terminated within 24 months of the change in control. “Termination” includes involuntary termination of the executive as well as “deemed termination” which occurs if the executive is forced to relocate by more than 35 miles, if he suffers a reduction in base salary or a significant reduction in responsibility or if his position is eliminated. The second trigger under our supplemental retirement plans is the occurrence of a separation from service under the plan.

In each employment agreement and in the Amended and Restated Executive Change-of-Control Plan, “cash compensation” with respect to any calendar year is defined as (a) the total salary payable, (b) annual cash bonuses earned, even if not paid and (c) with respect to any multi-year bonus, the amount actually paid. Any lump sum payments made pursuant to the employment agreements or Amended and Restated Change-in-Control Plan in connection with a change in control will be paid within 60 days following the termination, subject to the requirements of Section 409A of the Code.

Payments of change-in-control amounts or provisions of change-in-control benefits under the employment agreements and Amended and Restated Executive Change-of-Control Plan are conditioned upon the execution and non-revocation of a mutually acceptable separation agreement and release.

Richard L. Kinzel

Pursuant to the terms of Mr. Kinzel’s employment agreement, if Mr. Kinzel’s employment is terminated (other than for cause) within 24 months of a change in control, Mr. Kinzel will receive:

•

the greater of (A) three times his average annual cash compensation (as defined above), for the three years preceding the year in which the change in control occurred, less US$1; and (B) the sum of: (i) his annual base salary earned but unpaid through the date of termination; (ii) an amount equal to the present value, using a reasonable interest rate, of his annual base salary on the date of termination that he would have received had he remained employed for the term of the employment agreement (which term expires January 2, 2012); (iii) an amount equal to the present value, using a reasonable interest rate of the average incentive compensation that Mr. Kinzel received under the incentive plans during the three years preceding the termination multiplied by the number of years or prorations of years remaining on the employment agreement; and (iv) Mr. Kinzel becoming immediately vested in any award or right, interest or option relating to units awarded pursuant to the incentive plans;

•	lifetime health care coverage, a supplement to Medicare and reimbursement of any expense for Medicare as detailed in the employment agreement for Mr. Kinzel and his spouse;

•	maintenance of a $2 million term life insurance policy on the life of Mr. Kinzel for the benefit of his designee until July 23, 2018;

•

life, disability and accident benefits on terms no less favorable than those provided to our other officers for the longer of (i) the period ending January 2, 2012 or (ii) 3 years, or if shorter, until Mr. Kinzel is re-employed;

•	fringe benefits on terms no less favorable than those received by our other officers until January 2, 2012; and

•	tax gross-up payments to reimburse Mr. Kinzel for any excise taxes he may incur under Sections 280G and 4999 of the Code.

Jacob T. Falfas and Peter J. Crage

If Mr. Falfas’ or Mr. Crage’s employment is terminated (other than for cause) within 24 months of a change in control, each will receive:

•

2.5 times his average annual cash compensation for the 3 years (or such shorter period of time that the executive is employed by us) preceding the year in which the change in control occurred, less US$1;

•

life, disability, accident and health insurance benefits substantially similar to those that were received or entitled to be received prior to termination for the shorter of 30 months or the period until he is re-employed; and

•	tax gross-up payments to reimburse the executive for any excise taxes he may incur under Sections 280G and 4999 of the Code.

H.Philip Bender and Richard A. Zimmerman

Messrs. Zimmerman or Bender will receive payments and benefits upon a change in control pursuant to our Amended and Restated Change-of-Control Plan. If Messrs. Zimmerman or Bender is terminated within 24 months of change in control, he will receive:

•	2 times his average annual cash compensation for the 3 years (or such shorter period of time that he is employed by us) preceding the year in which the change in control occurred less US$1; and

•

life, disability, accident and health insurance benefits substantially similar to those that were received or entitled to be received prior to termination for the shorter of 24 months or the period until he is re-employed.

Incentive Plan and Supplemental Retirement Plan Payments

In addition to the payments and benefits outlined above, our incentive plans and our supplemental retirement plans contain change-in-control provisions that may result in payments to participating named executive officers, summarized below. In the event of a change in control:

•

Unpaid awards from prior years that were made under our Amended and Restated Senior Management Long-Term Incentive Compensation Plan will be paid in a lump sum cash payment within 90 days of the event (or such period of time as may be required by Section 409A of the Code).

•

Grants made under our Amended and Restated 2000 Equity Incentive Plan, including options, unit appreciation rights, restricted units or performance units, will vest, become fully exercisable and be free of all restrictions or limitations. Option holders may elect to “cash out” any options for the difference between the price of the option and the change in control price per unit within 60 days of a change in control.

•

Unless otherwise specified in connection with making a particular award, cash bonuses awarded under our 2008 Omnibus Incentive Plan, pursuant to which we grant our cash bonuses, will be deemed to have been earned at 100% of the target level in the year of the change in control and will be paid within 30 days following a change in control.

•

Unless otherwise specified in connection with making a particular award, all long-term incentive awards made under the 2008 Omnibus Incentive Plan, such as the March 2009 performance-based phantom unit awards, will be deemed to have been earned at 100% of the target level. All such awards, including any unpaid awards from prior years will be paid in a lump sum cash payment within 30 days of the change in control.

•

Unless otherwise specified in connection with making a particular award, all performance awards made under our 2008 Omnibus Incentive Plan will be deemed to have been earned and payable in full and any other restriction shall lapse. Any such performance awards will be paid within 30 days following a change of control.

•

Unless otherwise specified in connection with making a particular award, all restrictions, limitations and other conditions applicable to any “other unit awards” granted under our 2008 Omnibus Incentive Plan, such as the time-based phantom unit awards granted in October 2008 and October 2009, shall lapse and those awards shall become fully vested and transferable. Any such awards will be issued, settled or distributed, as applicable within 30 days following a change in control.

•

All amounts accrued by the named executive officers under our Amended and Restated Supplemental Retirement Program will vest and be funded in a trust for the benefit of the executive officers when they reach age 62, die, or become disabled, whichever occurs first.

•

All amounts accrued by the named executive officers under our 2008 SERP will vest and be funded in a trust for the benefit of the executive officers when they retire at or after reaching age 62, die, or become disabled, whichever occurs first.

Payments upon Death, Disability or Retirement

If any named executive officer dies, becomes disabled or retires at age 62 or over while employed by us, any unvested phantom unit awards under our Amended and Restated Senior Management Long-Term Incentive Compensation Plan and the unvested phantom units awarded in October 2008 under our 2008 Omnibus Incentive Plan will be paid in full in a lump sum cash payment within 90 days of the event (or such period of time as required by Section 409A of the Code). In addition, any unvested options held by the executive will vest and become exercisable immediately. All amounts accrued under our Amended and Restated Supplemental Retirement Program or our 2008 SERP will also become fully vested and payable upon an executive’s death, disability, or retirement at age 62 or over with at least 20 years of service. Any cash incentive awards outstanding at the time of death or retirement will be paid on a prorated basis. If Messrs. Zimmerman or Bender dies or becomes disabled while employed by us or retires at age 62 or over from employment with us during the performance period, their performance units awarded under the 2008 Omnibus Incentive Plan will be prorated and paid after the end of the performance period. Messrs. Kinzel, Falfas and Crage also will receive any payments in these situations as described above under “Payments Pursuant to Employment Agreements with Certain Executive Officers.”

Richard L. Kinzel

The payments that would have been made to Mr. Kinzel upon a termination of his employment or a change in control of the Partnership as of December 31, 2009, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause		Normal Retirement		Disability		Death		Change in Control Only		Termination upon Change in Control

Compensation
Earned but unpaid salary	$50,000	$50,000		$50,000		$50,000		$50,000		$50,000		$50,000
Severance	-	2,356,956		-		2,356,956	(1)	-		-		2,356,955	(2)
Incentive compensation	1,196,000	4,011,382		1,196,000		4,011,382		1,196,000		1,300,000	(3)	5,311,382
Unit options	-	-		-		-		-		-		-
Phantom units	-	3,979,978		3,979,978		3,979,978		3,979,978		3,979,978		3,979,978
Supplemental retirement	1,824,984	1,824,984		1,824,984		1,824,984		1,824,984		1,824,984		1,824,984

Benefits
Health benefits	-	186,695	(5)	186,695	(5)	186,695	(5)	111,250		-		186,695	(5)
Disability and accident benefits												2,074
Life insurance	-	56,718		-		56,718		2,000,000	(4)	-		56,718
Fringe Benefits	-	33,145		-		33,145		-		-		33,145
Tax gross-up	-	-		-		-		-		-		3,245,712

Totals	$3,070,984	$12,499,858		$7,237,657		$12,499,858		$9,162,212		$7,154,962		$17,047,643

(1)	This payment will be decreased by any payments or benefits that Mr. Kinzel receives as a result of long or short-term disability plans maintained by the Partnership.

(2)	This payment was computed under the change-in-control provision specifically defined under the 2007 Amended and Restated Employment Agreement with Mr. Kinzel.

(3)	This payment represents payout at 100% of the target level in accordance with the discretion of the Compensation Committee.

(4)	Amount represents proceeds paid out under a life insurance policy purchased by the Partnership for Mr. Kinzel.

(5)	This payment will be decreased by any benefits that Mr. Kinzel receives under Medicare.

Jacob T. Falfas

The payments that would have been made to Mr. Falfas upon a termination of his employment or a change in control of the Partnership as of December 31, 2009, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause	Disability		Death	Change in Control Only		Termination upon Change in Control

Compensation
Earned but unpaid salary	$24,808	$24,808	$24,808		$24,808	$24,808		$24,808
Severance	-	1,881,250	1,881,250	(1)	-	-		2,515,169
Incentive compensation	-	-	-		428,260	451,500	(2)	451,500	(2)
Unit options	-	-	-		-	-		-
Phantom units	-	-	1,718,506		1,718,506	1,718,506		1,718,506
Supplemental retirement	-	-	206,026		206,026	206,026		206,026

Benefits
Health benefits	-	38,231	38,231		26,215	-		32,770
Disability and accident benefits	-	-	-		-	-		1,838
Life insurance	-	-	-		-	-		720
Tax gross-up	-	-	-		-	-		1,453,685

Totals	$24,808	$1,944,289	$3,868,821		$2,403,815	$2,400,840		$6,405,022

(1)	This payment will be decreased by any payments or benefits that Mr. Falfas receives as a result of long or short-term disability plans maintained by the Partnership.

(2)	This payment represents payout at 100% of the target level in accordance with the discretion of the Compensation Committee.

Peter J. Crage

The payments that would have been made to Mr. Crage upon a termination of his employment or a change in control of the Partnership as of December 31, 2009, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause	Disability		Death	Change in Control Only		Termination upon Change in Control

Compensation
Earned but unpaid salary	$17,308	$17,308	$17,308		$17,308	$17,308		$17,308
Severance	-	450,000	450,000	(1)	-	-		1,630,722
Incentive compensation	-	-	-		269,100	292,500	(2)	292,500	(2)
Unit options	-	-	-		-	-		-
Phantom units	-	-	1,404,228		1,404,228	1,404,228		1,404,228
Supplemental retirement	-	-	133,872		133,872	133,872		133,872

Benefits
Health benefits	-	13,108	13,108		12,015	-		32,770
Disability and accident benefits	-	-	-		-	-		1,838
Life insurance	-	-	-		-	-		720
Tax gross-up	-	-	-		-	-		1,040,774

Totals	$17,308	$480,416	$2,018,516		$1,836,523	$1,847,908		$4,554,732

(1)	This payment will be decreased by any payments or benefits that Mr. Crage receives as a result of long or short-term disability plans maintained by the Partnership.

(2)	This payment represents payout at 100% of the target level in accordance with the discretion of the Compensation Committee.

Richard A. Zimmerman

The payments that would have been made to Mr. Zimmerman upon a termination of his employment or a change in control of the Partnership as of December 31, 2009, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause	Disability		Death		Change in Control Only		Termination upon Change in Control

Compensation
Earned but unpaid salary	$ 11,923	$ 11,923	$ 11,923		$ 11,923		$ 11,923		$ 11,923
Severance	-	-	-		-		-		822,807
Incentive compensation	-	-	111,228		111,228		124,000	(1)	124,000	(1)
Unit options	-	-	-		-		-		-
Phantom units	-	-	-	(2)	-	(2)	264,039	(2)	264,039
Supplemental retirement	-	-	-		-		-		-

Benefits
Health benefits	-	-	-		-		-		26,216
Disability and accident benefits	-	-	-		-		-		1,470
Life insurance	-	-	-		-		-		576
Tax gross-up	-	-	-		-		-		-

Totals	$11,923	$11,923	$123,151	(3)	$123,151	(3)	$399,962	(3)	$1,251,031

(1)	This payment represents payout at 100% of the target level in accordance with the discretion of the Compensation Committee.

(2)

If Mr. Zimmerman had died or had become disabled on December 31, 2009, he would be entitled to receive payments in 2012 and 2013 as provided in his performance unit award as if he were employed on such payment dates. Any such payments would be prorated as of December 31, 2009, the date of death or disability. Any such payments also would depend upon the level of attainment of the performance metrics. If all performance metrics are met over the three and a half year period, the maximum value Mr. Zimmerman would receive in these circumstances would be the value of 10,225 units (e.g., the value of 23,141 units, prorated as of December 31, 2009). As Mr. Zimmerman would not receive that value until the scheduled payment dates in 2012 or 2013, the dollar value to Mr. Zimmerman of that payment will depend upon the unit price as of the 2012 or 2013 payment date.

(3)

This total does not include any amount that Mr. Zimmerman would receive pursuant to the performance unit award he was granted in August 2008. Any payment pursuant to that performance unit award would depend on the factors described in the preceding footnote and would increase the total payout reported for this column.

H. Philip Bender

The payments that would have been made to Mr. Bender upon a termination of his employment or a change in control of the Partnership as of December 31, 2009, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause	Disability		Death		Change in Control Only		Termination upon Change in Control

Compensation
Earned but unpaid salary	$ 10,442	$ 10,442	$ 10,442		$ 10,442		$ 10,442		$ 10,442
Severance	-	-	-		-		-		798,163
Incentive compensation	-	-	146,122		146,122		162,900	(1)	162,900
Unit options	-	-	-		-		128,800		128,800
Phantom units	-	-	-		-		-		-
Performance awards	-	-	-	(2)	-	(2)	230,596	(2)	230,596
Supplemental retirement	-	-	-		-		-		-

Benefits
Health benefits	-	-	-		-		-		26,216
Disability and accident benefits									1,470
Life insurance	-	-	-		-		-		576
Tax gross-up	-	-	-		-		-		-

Totals	$10,442	$10,442	$156,564	(3)	$156,564	(3)	$532,738	(3)	$1,359,163

(1)	This payment represents payout at 100% of the target level in accordance with the discretion of the Compensation Committee.

(2)

If Mr. Bender had died or had become disabled on December 31, 2009, he would be entitled to receive payments in 2012 and 2013 as provided in his performance unit award as if he were employed on such payment dates. Any such payments would be prorated as of December 31, 2009, the date of death or disability. Any such payments also would depend upon the level of attainment of the performance metrics. If all performance metrics are met over the three and a half year period, the maximum value

Mr. Bender would receive in these circumstances would be the value of 8,930 units (e.g., the value of 20,210 units, prorated as of December 31, 2009). As Mr. Bender would not receive that value until the scheduled payment dates in 2012 or 2013, the dollar value to Mr. Bender of that payment will depend upon the unit price as of the 2012 or 2013 payment date.

(3)

This total does not include any amount that Mr. Bender would receive pursuant to the performance unit award he was granted in August 2008. Any payment pursuant to that performance unit award would depend on the factors described in the preceding footnote and would increase the total payout reported for this column.

DIRECTOR COMPENSATION

The Nominating and Corporate Governance Committee of the Board of Directors recommends the fees paid to Directors and Board Committee members for services in those capacities. The schedule of fees for 2010 is as follows:

1.

For service as a member of the Board, $50,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board, plus $120,000 per annum to be paid in cash, limited partnership units, adjusted for fractional units as needed, or a combination of both;

2.

For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman), plus $250 for attendance at each Committee meeting held on the same date on which the Board of Directors meets and $1,500 for attendance at any additional Committee meeting held on a date other than a date on which the Board of Directors meets; and

3.

For service as lead independent Director of the Board, a fee of $10,000 per annum, for service as Chairman of the Audit Committee of the Board, a fee of $10,000 per annum, and for service as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 for each per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity.

Director Compensation for 2009

The table that follows summarizes the compensation paid by the Partnership to non-employee Directors for the fiscal year ended December 31, 2009. The schedule of fees for 2009 was as follows:

1.

For service as a member of the Board, $50,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board, plus $120,000 per annum to be paid in cash equivalent, units or a combination of both, and which was paid in cash for 2009 as required by the merger agreement with affiliates of Apollo Global Management;

2.

For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman), plus $250 for attendance at each Committee meeting held on the same date on which the Board of Directors meets and $1,500 for attendance at any additional Committee meeting held on a date other than a date on which the Board of Directors meets; and

3.

For service as lead independent Director of the Board, a fee of $10,000 per annum, for service as Chairman of the Audit Committee of the Board, a fee of $10,000 per annum, and for service as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 for each per annum.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name (1)	Fees Earned or Paid in Cash	Unit Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Darrel D. Anderson	$218,750	$-	$-	$-	$-	$-	$218,750

Richard S. Ferreira	$224,500	$-	$-	$-	$-	$-	$224,500

C. Thomas Harvie	$215,000	$-	$-	$-	$-	$-	$215,000

Michael D. Kwiatkowski	$235,500	$-	$-	$-	$-	$-	$235,500

David L. Paradeau	$211,250	$-	$-	$-	$-	$-	$211,250

Steven H. Tishman	$206,000	$-	$-	$-	$-	$-	$206,000

(1)	Richard L. Kinzel, the Partnership’s Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Partnership and thus receives no compensation for his service as a Director. The compensation received by Mr. Kinzel as an employee of the Partnership is shown in the Summary Compensation Table on page 15.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Partnership’s proxy statement and was appropriate for incorporation by reference into the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission.

Michael D. Kwiatkowski, Chairman

Richard S. Ferreira

C. Thomas Harvie

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of Partnership units beneficially owned by each of the Partnership’s directors, named executive officers, all current directors and executive officers as a group, and by each person known by the Partnership to own 5% or more of its units as of April 16, 2010.

Directors and Executive Officers

	Amount and Nature of Beneficial Ownership
	Beneficial Ownership		Investment Power		Voting Power		Percentage of Units (1)
Name of Beneficial Owner			Sole	Shared	Sole	Shared

Richard L. Kinzel	1,925,150	(2)	1,496,077	429,073	1,496,077	429,073	3.5%
Jacob T. Falfas	114,880	(3)	114,880	-	114,880	-	*
Peter J. Crage	11,594		11,594	-	11,594	-	*
Richard A. Zimmerman	10,000		10,000	-	10,000	-	*
H. Philip Bender	48,538	(4)	48,538	-	48,538	-	*
Darrel D. Anderson	19,890		19,890	-	19,890	-	*
Richard S. Ferreira	26,099	(5)	22,004	4,095	22,004	4,095	*
Michael D. Kwiatkowski	2,090		2,090	-	2,090	-	*
David L. Paradeau	7,838	(6)	7,838	-	7,838	-	*
Steven H. Tishman	41,396		41,396	-	41,396	-	*
C. Thomas Harvie	9,862		9,862	-	9,862	-	*
All Directors and executive officers as a group (15 individuals) (7)	2,263,151		1,828,698	434,453	1,828,698	434,453	4.1%

*	Less than one percent of outstanding units.

(1)

Each beneficial owner’s ownership percentage has been calculated assuming full exercise of outstanding options to purchase units, if any, exercisable by such owner within 60 days after January 31, 2010, but no exercise of outstanding options covering units held by any other person. The ownership percentage of the Directors and executive officers as a group has been calculated assuming full exercise of outstanding options that the Directors and executive officers as a group have the right to exercise within 60 days after January 31, 2010, but no exercise of outstanding options covering units held by anyone outside that group.

(2)

Consists of 1,496,077 units as to which Mr. Kinzel has sole voting and investment power (which includes 1,256,077 units beneficially owned as of April 16, 2010 and 240,000 units that Mr. Kinzel has the right to acquire within 60 days of April 16, 2010 through the exercise of options); and 429,073 units for which he has shared voting and investment power. Included in the shared position are 381,916 units held by a corporation of which Mr. Kinzel (together with former executives of CFMI) is a shareholder, and which Mr. Kinzel is deemed to beneficially own under Rule 13d-3 of the Securities and Exchange Commission by having shared investment and voting power. Mr. Kinzel disclaims beneficial ownership of 330,296 of these units. The units owned by the corporation have been counted only once in the total of the directors and executive officers as a group.

(3)

Consists of 114,880 units as to which Mr. Falfas has sole voting and investment power (including 99,880 units beneficially owned as of April 16, 2010 and 15,000 units that Mr. Falfas has the right to acquire within 60 days of April 16, 2010 through the exercise of options); and 2,629 units for which Mr. Falfas has shared voting and investment power.

(4)

Consists of 27,538 units beneficially owned by Mr. Bender as of April 16, 2010 and 21,000 units that he has the right to acquire within 60 days after April 16, 2010 through the exercise of options, as to all of which Mr. Bender has sole voting and investment power.

(5)

Consists of 22,004 units as to which Mr. Ferreira has sole voting and investment power (including 21,604 units beneficially owned as of April 16, 2010 and 400 units that he has the right to acquire within 60 days after April 16, 2010 through the exercise of options); and 4,095 units for which he has shared voting and investment power.

(6)

Consists of 7,438 units beneficially owned by Mr. Paradeau as of April 16, 2010 and 400 units that he has the right to acquire within 60 days after April 16, 2010 through the exercise of options, as to all of which Mr. Paradeau has sole voting and investment power.

(7)

The unit amounts listed include a total of 298,600 units of limited partner interest which all current directors and executive officers as a group have vested options to acquire within 60 days from April 16, 2010.

5% or Greater Unitholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Units

Q Funding III, L.P. 301 Commerce Street, Suite 3200 Fort Worth, TX 76102	10,021,418	(1)	18.1	%(1)

Neuberger Berman LLC 605 Third Avenue New York, NY 10158	4,231,500	(2)	7.6	%(2)

(1)

Based upon a Schedule 13D/A filing on April 9, 2010 by Q Funding III, L.P (“Q Funding”) and Q4 Funding, L.P. (“Q4”). On this Schedule 13D/A, Q Funding reported sole voting power over 6,642,100 LP Units and Q4 reported sole voting power over 3,379,318 LP Units.

(2)

Based upon a Schedule 13G filing by Neuberger Berman LLC (“NB”) on February 16, 2010. On this Schedule 13G, NB reported shared voting power over 3,784,194 LP Units, and shared dispositive power over 4,231,500 LP Units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Richard Kinzel’s son, Bart Kinzel, Vice President and General Manager of Carowinds, and son-in-law, Tim Boals, Corporate Vice President – Resale and Sponsorships, are employed by the Partnership and each receive compensation in excess of $120,000 annually.

Board member Steven Tishman is a managing director of Rothschild Inc., which served as the co-advisor to the merger agreement with affiliates of Apollo Global Management. Rothschild Inc. received a fee of $1.5 million from the Partnership for a fairness opinion on the transaction. The Board believes that the fees paid to Rothschild were comparable to those that could have been negotiated with an unrelated third party.

There were no other transactions that must be disclosed between the Partnership and our officers, directors or any person related to our officers or directors, or with any holder of more than 5% of the outstanding units, during 2009 and through the date of this proxy statement.

All transactions between the Company and the Partnership on the one hand, and any officer, director or related party on the other hand, are subject to a specific approval process set forth in the Company’s Corporate Governance Guidelines. Each officer and director is expected to bring any relationship or transaction with the Partnership or the Company in which he or she has a direct or indirect interest to the attention of the Nominating and Corporate Governance Committee. That Committee reviews the transaction and considers, among other things, whether the transaction impacts the independence of any independent Board member, whether the related party’s interest in the transaction is material and whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party. The Committee, or its Chair if so authorized, may approve the transaction. If the transaction is approved by the Chair, the approval is subject to subsequent ratification by the full Committee. If the transaction involves an amount in excess of $120,000 or if a member of the Nominating and Corporate Governance Committee is a party to or involved in the transaction, then the transaction will be reviewed and, if appropriate, approved by the disinterested members of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers and Directors, and persons who own more than ten percent (10%) of a registered class of Partnership units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Officers, Directors and greater than ten percent unitholders are required by SEC regulation to furnish the Partnership with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3 and 4 (including amendments to such forms) furnished to the Partnership during 2009 and Forms 5 (including amendments to such forms) furnished with respect to 2009, no Director, officer, or beneficial owner of more than ten percent of the Partnership’s outstanding units failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during 2009, except that: one Form 4 for Mr. Kinzel involving two transactions was late, and one Form 4 for Mr. Crage involving only one transaction, was filed late.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors of Cedar Fair Management, Inc. is responsible for appointing and meeting with the Partnership’s independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions. Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Partnership’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.

Members of the Committee have reviewed and discussed the audited financial statements and internal controls for 2009 contained in the Partnership’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP. In addition, the Committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee also discussed with them their independence from CFMI and the Partnership and its management, including the matters in the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, which the Audit Committee has received, and considered their independence in connection with non-audit services provided. The Audit Committee also reviewed with Deloitte & Touche LLP the critical accounting policies and practices followed by the Partnership and other material written communications between Deloitte & Touche LLP and the management of the Partnership, including its report on the Partnership’s internal control over financial reporting.

Based on these reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.

Richard S. Ferreira, Chairman

Darrel D. Anderson

Michael D. Kwiatkowski

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SERVICES AND FEES

The aggregate fees billed or expected to be billed for the audit and non-audit services provided to us by our principal accountant during the last two fiscal years are set forth below.

Audit Fees

The Partnership was billed by Deloitte $843,499 and $880,500 for professional services rendered for the 2009 and 2008 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.

Audit-Related Fees

The Partnership was billed by Deloitte $66,254 and $0 for audit-related fees in 2009 or 2008.

Tax Fees

In 2009, the Partnership was billed by Deloitte $180,154 and $91,842 in fees for services related to tax compliance and tax planning, respectively. In 2008, the Partnership was billed by Deloitte $161,493 and $158,957 in fees for services related to tax compliance and tax planning, respectively.

All Other Fees

There are no fees for professional services rendered by Deloitte that do not fit within the above category descriptions.

The Audit Committee reviews and pre-approves each audit and non-audit service engagement with the Partnership’s independent auditors.

EXPENSES OF SOLICITATION OF PROXIES

The Partnership has sent you this proxy and will pay the cost of soliciting the proxies from unitholders. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the Partnership, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. The Partnership has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow & Co., Inc. will receive a fee of between $5,000 and $10,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. CFMI and its directors, officers and employees also may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

UNITHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Any unitholder who intends to present a proposal at the 2011 annual meeting and who wishes to have the proposal included in the Partnership’s proxy statement and form of proxy for that meeting must deliver the proposal to the Partnership at its principal executive offices not later than December 31, 2010. Any unitholder who intends to present a proposal at the 2011 annual meeting other than for inclusion in the Partnership’s proxy statement and form of proxy must deliver the proposal to the Partnership at its executive offices not later than March 16, 2011 or such proposal will be untimely. If a unitholder fails to submit the proposal by March 16, 2011, the Partnership reserves the right to exercise discretionary voting authority.

FORWARD LOOKING STATEMENTS

Some of the statements contained in this report that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to our expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, including those listed under Item 1A in the Partnership’s Form 10-K, could adversely affect our future financial performance and cause actual results to differ materially from our expectations.

ANNUAL MEETING OF LIMITED PARTNERS OF

CEDAR FAIR, L.P.

June 7, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement and our annual report on Form 10-K are available at www.cedarfair.com/ir/proxy
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone, Internet or in person. i

¢ 20330000000000001000 8	060710

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. Election of Class I Directors:				2.	Confirmation of appointment of Deloitte & Touche LLP as our independent registered public accounting firm.	☐	☐	☐
		NOMINEES:		3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Richard S. Ferreira O Richard L. Kinzel O C. Thomas Harvie		This proxy when properly executed will be voted in the manner directed. If no direction is made, this proxy will be voted FOR all nominees and FOR proposal 2.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

					Please mark this box if you plan to attend the annual meeting in person.		☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature	Date:	Signature	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

ADMISSION TICKET

CEDAR FAIR, L.P.

JUNE 7, 2010

Admission will be by ticket only.

Attendance at the Annual Meeting will be limited to unitholders as of the record date,

their authorized proxy holders and guests of Cedar Fair, L.P.

CEDAR FAIR, L.P.

To Our Limited Partners:

You are cordially invited to attend the Annual Meeting of Limited Partners to be held at the Sandusky State Theatre in Sandusky, Ohio, at 9:00 a.m. (Eastern Standard Time) on Monday, June 7, 2010. The attached materials contain details regarding the business to be conducted at the annual meeting.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your units over the Internet, by telephone or by marking your choices on the attached proxy card and signing, dating and returning it by mail in the envelope provided. If you decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote personally by ballot.

If you plan to attend the meeting, please mark the box provided on the proxy card.

We look forward to seeing you at the meeting.

RICHARD L. KINZEL

Chairman, President and Chief Executive Officer

☐                    ■

CEDAR FAIR, L.P.

PROXY

ANNUAL MEETING OF LIMITED PARTNERS, JUNE 7, 2010

This Proxy is Solicited on Behalf of Cedar Fair, L.P.’s General Partner,

Cedar Fair Management, Inc.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Richard L. Kinzel and Peter J. Crage and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on April 23, 2010, at the Annual Meeting of Limited Partners to be held on June 7, 2010, or any adjournment thereof.

THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS AND FOR THE PROPOSAL TO CONFIRM THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.

■	(Continued and to be signed on the reverse side)	14475	■